Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MONEYMINDING INTERNATIONAL CORPORATION
(Name of small business issuer in its charter)

Nevada	6199	27-3924976
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

#110 – 108 Edgeridge Terr. NW	National Registered Agents Inc. of NV
Calgary, Alberta, Canada T3A 6C4	1000 East Williams Street, Suite 204
877-764-6777	Carson City, Nevada 89701 (800) 550-6724
(Address and telephone number of registrant's executive office)	(Name, address and telephonenumber of agent for service)

Copies to:
Diane D. Dalmy, Esq.
8965 West Cornell Place
Lakewood, Colorado 80227
(303) 985-9324

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SHARES OF COMMON STOCK AT $0.02 PER SHARES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	PerShare	Offering Price	Fee (2)

Common Stock by Selling Shareholders	6,680,537	$0.02	$136,610.74	$15.86

Total	6,680,537	$0.02	$136,610.74	$15.86
____________________
(1) This Registration Statement covers the resale by our selling shareholders of up to 6,680,537 shares of common stock previously issued to such selling shareholders.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by and based on the approximate valuation of the shares that were issued to our shareholders in a private placement transaction. The price of $0.02 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Q B at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the OTC Market, Group, Inc., which operates the interdealer quotation system for the OTCQB , nor can there be any assurance that such an application for quotation will be approved.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

We Have Received a Going Concern Opinion In the Report of our Independent Registered Public Accounting Firm Accompanying Our December 31, 2010 and December 31, 2009 Financial Statements.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April   __, 2011

Prospectus

MONEYMINDING INTERNATIONAL CORPORATION
6,680,537 shares of Common Stock

We are registering for sale by selling shareholders 6,680,537 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. The sales price to the public is fixed at $per share until such time as the shares of our common stock may become traded on the OTCQB   operated by the OTC Markets Group Inc. ,however, there is no assurance that our common stock will become quoted on the OTCQB. If our common stock becomes quoted on the OTCQB , then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Investing in our common stock involves risks. See “Risk Factors” starting at page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April __, 2011.

SUMMARY INFORMATION

The following summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

SUMMARY OF OUR OFFERING

OUR BUSINESS

 We were incorporated under the laws of the state of Nevada as Dakville Corp. on April 19, 2010, Effective December 15, 2010, we entered into a share exchange agreement (the “Share Exchange Agreement”) with MoneyMinding International Inc., a private corporation organized under the laws of the Province of Alberta (“MoneyMinding”) and the shareholders of MoneyMinding (the “MoneyMinding Shareholders”) holding in the aggregate 100% of the total issued and outstanding shares of MoneyMinding (the “MoneyMinding Shares”). In accordance with the terms and provisions of the Share Exchange Agreement, we acquired one hundred percent (100%) of the total issued and outstanding shares of common stock of MoneyMinding held of record by the MoneyMinding Shareholders in exchange for issuance of an aggregate 11,758,382 shares of our restricted common stock. Thus, the transaction will result in MoneyMinding becoming our wholly-owned subsidiary in a tax-free exchange and the business and operational activities of MoneyMinding will primarily be conducted by and through us. Prior to the effective date of the Share Exchange Agreement and the transaction with MoneyMinding, we did not engage in any business operations. On February  8, 2011, we filed an amendment to our Articles of Incorporation changing our name from “Dakville Corp.” to MoneyMinding International Corporation.  See “Current Business Operations” below.

We are a financial literacy marketing and client development company that equips a global network of financial professionals to deliver financial education and pursue professional alliances as tools to build strong, profitable client relationships. We provide and market financial literacy methodologies to consumers and financial professionals. We believe that our products and services teach a whole new way of looking at every area of personal finance so that the decisions people make on a day-to-day basis support wealth creation and lifetime financial security. We believe that   by providing third party financial literacy for both the financial services industry and their clients, we will assist consumers in making more informed financial decisions.

MoneyMinding International Inc., was incorporated in April 2010 and has been providing financial literacy -programs to consumers and financial professions, thus assisting the financial industry to tap into potentially trillions of dollars in revenue from the middle mass market.

Our principal executive office is located at #110 – 108 Edgeridge Terr. NW, Calgary, Alberta, Canada T3A 6C4. This is our mailing address as well. Our toll free telephone number - is 877.764.6444.  Our website is www.moneyminding.com. Our registered agent for services of process is _Registered Agents of America Inc. Our fiscal year end is September 30.

THE OFFERING

Following is a brief summary of this offering:

Securities being offered by selling shareholders	Shares of common stock
Offering price per share	0.02
Net proceeds to us	None
Number of shares outstanding before the offering	46,467,627
Number of shares outstanding after the offering if	46,467,627
all of the shares are sold

Selected financial data

The following consolidated pro forma financial information summarizes the more complete historical financial information at the end of this prospectus.

	Dakville as of September 3 0 , 2010 (Audited)	MoneyMinding Inc. as of September 30, 2010 (Audited)	Consolidated Pro Form as of September 30, 2010
Consolidated Balance Sheets
Total Assets	$-0-	$20,817	$20,817
Total Liabilities	2,248	486,255	488,503
Total Stockholders’ Equity	$(2,248)	$(495,211)	$(497,459)

	Dakville	MoneyMinding	Consolidated Pro Forma
	From Inception (April 19, 2010) to September 30, 2010	From Inception (March 30, 2010) to September 30, 2010	From Inception (March 30, 2010 to September 30, 2010
	(Audited)	(Audited)
Consolidated Income Statements
Revenue	$--	$15,248	$15,248
Total Expenses	2,298	1,372,235	1,374,533
Net Income (loss)	$(2,298)	$(1,381,368)	$(1,383,666)

The above pro forma financial information has been prepared on a basis as if the merger between Dakville and MoneyMinding had occurred at the beginning of their respective periods.

RISK FACTORS

You should carefully consider the risks described below in evaluating our business before investing in our ordinary shares. If any of the following risks were to occur, our business, results of operations and financial condition could be harmed. In that case, the trading price of our ordinary shares could decline and you might lose all or part of your investment in our shares. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes and the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in our shares.

RISK FACTORS RELATED TO OUR BUSINESS AND POSITION IN INDUSTRY

Our recent growth, the introduction of a number of our online financial literacy products and services and our entry into new markets makes it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage our growth and new initiatives, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

We were incorporated on April 19, 2010 under the laws of the State of Nevada. MoneyMinding was incorporated in April 2010 under the laws of the Province of Alberta. Prior to consummation of the Share Exchange Agreement, we did not conduct any business. Our products have been developed by our founder, which have been evolving since 1997.  Since the incorporation of MoneyMinding in April 2010 , we have marketed an online financial literacy service with continually evolving new content based on client needs and current demands.  Because many of our current products and services are relatively new and we have recently entered a new market, we may be unable to evaluate the relative success and future prospects, particularly in light of our goals to continually grow our existing and new customer base, expand our product and service offerings, acquire and integrate complementary businesses and enter new markets.

In addition, our growth, recent product introductions and entry into a relative new market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to maintain or accelerate our current growth rate, effectively manage our expanding operations, or achieve planned growth on a timely or profitable basis, particularly if the number of consumers and financial advisors using our products and services increase or their demands and needs change as our business expands. Our management - is required to expand its knowledge of diverse aspects of the financial literacy industry and maintain relationships with our consumers and financial advisors across several sectors of the financial industry and market. If we are unable to manage our growth and expand operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

The recent ongoing adoption of online learning in - financial literacy educational markets makes it difficult for us to evaluate our current and future business prospects. If web-based financial literacy education fails to achieve widespread acceptance by consumers and financial advisors and/or other institutions, our growth and profitability may suffer.

The use of online learning technology is a relatively new approach in the traditional financial literacy educational markets. There can be no assurance that online products and services will achieve long-term success in the financial literacy educational markets. Our success depends in part upon the continued adoption by financial advisors and consumers of - financial literacy education initiatives. Some may oppose – third-party education in principle and the perceived loss of control over the education process that can result from offering content online. As a necessary corollary to the acceptance of web-based education, our growth depends in part on acceptance of the role of technology in financial literacy education and the availability of internet access. If the acceptance of technology-based financial literacy education does not continue to increase, our ability to continue to grow our business could be materially impaired.

Certain components of our revenue -are generated by sales of subscriptions to our mVillage online community.  - Consumer and professional financial advisor renewal rates may be difficult to predict and declines in sales of our financial literacy products or our consumer and professional financial advisor renewal rates may materially adversely affect our business and results of operations.

Sales of our subscriptions and live seminars account for approximately 75% of our revenue and we anticipate that revenue from sales of our subscriptions will continue to account for a substantial majority of our revenue for the next few years. Sales of our ancillary products, such as books, CDs and software, account for approximately 25% of our revenue. - The subscription period for our financial literacy products is typically on a month-to-month basis. Our consumers and professional financial advisors are not obligated to renew their month-to-month subscriptions. As a result, our consumers and professional financial advisors have no obligation to renew their subscriptions after the expiration of their initial - set up. Sales of our financial literacy subscription and/or products or services - may decline or fluctuate as a result of a number of factors, including decreased demand, adverse regulatory actions, pricing pressures, competitive factors or any other reason. These and other factors that may affect our sales or consumer and financial advisor renewal rates are not predictive of the future, and, as a result, we cannot accurately predict consumer and/or financial advisor renewal rates. If sales to new consumers and financial advisors decline or our current consumers and financial advisors do not continue to renew their month-to-month subscriptions at constant levels, our revenue may decline, which would negatively impact our business, financial condition, results of operations and cash flow.

Our financial literacy products are predominantly purchased by professional financial advisors, and any decisions at executive management level of the financial advisor to use products and services of one of our competitors, or to limit or reduce the use of our web-based financial literacy educational products, could materially adversely affect our ability to attract and retain customers.

The sales model for our financial literacy products relies heavily on - a direct sales force targeting professional financial advisors, investment advisors, insurance agents, accountants, personal coaches, mortgage professionals and other professionals who manage money for others who purchase our financial literacy products and services for use. If their respective executive management determines that our financial literacy products and services are not good – marketing options or if they decide to decrease or discontinue the use of web-based financial literacy educational products, such professional advisors may lose the ability to decide what, if any, online financial literacy educational products and services they use. Such action may result in the loss of our financial advisors and other consumers and may materially limit our ability to attract new financial advisors and consumers. In addition, our competitors may more successfully market their products and services, which could result in a decline in sales of our products and services.

Fluctuations in sales or subscription renewals may not be immediately reflected in our results of operations.

We recognize subscription revenue from our consumers monthly. As a result, substantially all of the subscription revenue we recognize in any period is deferred revenue from subscriptions purchased during previous months. Consequently, a decline in new sales or subscription renewals in any particular monthly period will not necessarily be fully reflected in the revenue in that monthly period and will negatively affect our revenue in future periods. In addition, we may be unable to adjust our cost structure to reflect this reduced service revenue. Accordingly, the effect of significant downturns in sales, subscriptions or market acceptance of our financial literacy products and services may not be fully reflected in our results of operations until future periods.

System disruptions, vulnerability from security risks to our networks, databases and online applications and an inability to expand and upgrade our systems in a timely manner to meet unexpected increases in demand could damage our reputation, impact our ability to generate service revenue and limit our ability to attract and retain consumers and financial advisors.

The performance and reliability of our technology infrastructure is critical to our business. Any failure to maintain satisfactory online product performance, reliability, security or availability of our web platform infrastructure may significantly reduce customer satisfaction and damage our reputation, which would negatively impact our ability to attract new customers and obtain customer renewals. The risks associated with our web platform include: (i) breakdowns or system failures resulting in a prolonged shutdown of our servers, including failures attributable to power shutdowns or attempts to gain unauthorized access to our systems, which may cause loss or corruption of data or malfunction of software or hardware; (ii) disruption or failure in our collocation providers, which would make it difficult or impossible for our consumers and financial advisors to log on to our websites; (iii) damage from fire, flood, tornado, power loss or telecommunications failures; (iv) infiltration by hackers or other unauthorized persons; and (v) any infection by or spread of computer viruses.

In addition, increases in the volume of traffic on our website could strain the capacity of our existing infrastructure, which could lead to slower response times or system failures. This would cause a disruption or suspension of our product and service offerings. Any web platform interruption or inadequacy that causes performance issues or interruptions in the availability of our websites could reduce consumer satisfaction and result in a reduction in the number of consumers using our products and services. If sustained or repeated, these performance issues could reduce the attractiveness of our websites and products and services. We may need to incur additional costs to upgrade our computer systems in order to accommodate system disruptions, security risks and increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future. However, the costs and complexities involved in expanding and upgrading our systems may prevent us from doing so in a timely manner and may prevent us from adequately meeting the demand placed on our systems.

Any significant interruption in the operations of our data centers could cause a loss of data and disrupt our ability to manage our network hardware and software and technological infrastructure, and any significant interruption in the operations of our call center could disrupt our ability to respond to requests for help or service and process orders in a timely manner.

All of our web platform servers and routers, including backup servers, are currently located in co-location facilities in Victoria, British Columbia, Canada. As part of our disaster recovery arrangements, we - replicate all of our customers’ data in a separate backup facility. If we are not successful in implementing this plan, we will face additional risks relating to the central location of our servers. Any disruption of operations of or damage to these servers could materially harm our ability to operate our business. We also may need to make additional investments to improve the performance of our platform and prevent disruption of our services. Any disruption or significant interruption in the operations of our data centers may result in a loss of customer satisfaction and limit our ability to retain and attract customers.

We rely in part on our call center to generate sales leads and maintain a high level of customer service. Any significant interruption in the operation of our call center, including an interruption caused by our failure to expand or upgrade our systems or to manage these expansions or upgrades, could reduce our ability to receive and respond to requests for help or service, process orders and provide products and services, which could result in lost or cancelled sales and damage to our reputation.

Domestic and foreign government regulation relating to the internet or our financial literacy products and services could cause us to incur significant expense, and failure to comply with applicable regulations could make our business less efficient or even impossible to continue to operate.

As web-based commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. In addition, taxation of services provided over the internet or other charges imposed by government agencies or by private organizations for accessing the internet may also be imposed. Any regulation imposing greater fees for internet use or restricting information exchange over the internet could result in a decline in the use of the internet and the viability of internet-based services, which could materially harm our business.

If we are unable to maintain and enhance our MoneyMinding brand identity, our business and results of operations may suffer.

The continued development of our MoneyMinding brand identity is important to our business, and expanding financial literacy brand awareness is critical to attracting and retaining our consumers and financial advisors. Our existing and potential consumers may not be aware of the relationship of our product brands with one and another, particularly the books, CDs and seminars and the mVillage which serves as an umbrella for each of our financial literacy products. If we intend to increase subscriptions and extend our geographic reach, maintaining quality and consistency across all of our products and services may become more difficult to achieve, and any significant and well-publicized failure to maintain this quality and consistency will have a detrimental effect on our MoneyMinding brand. We cannot provide assurances that our sales and marketing efforts will be successful in further promoting our MoneyMinding brand in a competitive and cost-effective manner. If we are unable to maintain and enhance our MoneyMinding brand recognition and increase awareness of our financial literacy products and services, or if we incur excessive sales and marketing expense, our business and results of operations could be materially adversely affected.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures in recruiting new consumers and professional financial advisors.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to: (i) create greater awareness of our financial literacy MoneyMinding brand; (ii) select the right market, media and specific media vehicles in which to advertise; (iii) identify the most effective and efficient level of spending in each market, media and specific media vehicle; (iv) determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures; (v) effectively manage marketing costs, including creative and media expense in order to generate and maintain acceptable consumer acquisition costs; (vi) generate leads for sales, including obtaining financial advisor lists in a cost-effective manner; (vii) drive traffic to our website; and (viii) convert consumer and financial advisor inquiries into actual subscriptions and orders.

Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of product and brand awareness, and we may not be able to increase our net sales at the same rate as we increase our advertising expenditures.

We operate in a  new market subject to rapid technological changes, and increasing competition could lead to pricing pressures, reduced operating margins, loss of market share and increased capital expenditures.

The markets for our financial literacy products and services are highly competitive, and we expect increased competition in the future that could adversely affect our revenue and market share. Although many individuals and businesses are attempting to address the need for financial literacy, the bulk of this education still takes the form of explaining product details, such as mutual funds, insurance, banking, annuities, banking or basic budgeting and  “how to” skills. Those current competitors include but are not limited to: (i) providers of financial products and materials; (ii) companies that provide financial product software and web-based services to professional financial advisors; (iii) traditional print financial product materials; and (iv) non-profit and membership educational organizations and government agencies that offer online and offline financial products and services, including in some cases at no cost, to assist individuals in investment decisions. Some of our competitors may have more resources than we do, and several may have larger customer bases and greater brand recognition in the financial industry markets we serve. Further, larger established financial companies with high brand recognition may develop online financial literacy products and services that are competitive with our core products and services. These competitors may be able to devote greater resources than us to the development, promotion and sale of their services and respond more quickly than we can to new technologies or changes in financial literacy consumer requirements or preferences. We may not be able to compete effectively with current or future competitors, especially those with significantly greater resources or more established customer bases, which may materially adversely affect our sales and our business.

However, we believe that two key elements that differentiate us from those competitors are: (i) no one else offers third-party, independent, positive practical financial literacy programs with a proven methodology, integrating the emotional element of day-to-day money transactions in a systematic way benefiting both the consumer and the financial industry; and (ii) no one else offers an inexpensive, automated, easily accessed and fully established branded product that offers customization, private labeling and ongoing new content applicable to a global audience.

If we are unable to adapt our financial literacy products and online services to technological changes, to the emergence of new computing devices and to more sophisticated online services, we may lose market share and service revenue, and our business could suffer.

We need to anticipate, develop and introduce new financial literacy products, services and applications on a timely and cost effective basis that keeps pace with technological developments and changing customer needs. For example, the number of individuals who access the internet through devices other than a personal computer, such as personal digital assistants, mobile telephones, televisions and set-top box devices, has increased dramatically, and this trend is likely to continue. Our products and services were designed for internet use on desktop and laptop computers. The lower resolution, functionality and memory associated with alternative devices currently available may make the use of our products and services through such devices difficult. We have no experience to date in operating versions of our products and services developed or optimized for users of alternative devices. Accordingly, it is difficult to predict the problems we may encounter in developing versions of our products and services for use on these alternative devices, and we may need to devote significant resources to the creation, support and maintenance of such versions. If we fail to develop or sell products and services cost effectively that respond to these or other technological developments and changing customer needs, we may lose market share and service revenue and our business could materially suffer.

Protection of our intellectual property is limited, and any misuse of our intellectual property by others- could harm our business, reputation and competitive position.

All intellectual property is under exclusive license to us from our founder, Tracy Piercy. Our trademarks, copyrights, trade secrets, trade dress and designs are valuable and integral to our success and competitive position. However, we cannot assure you that we will be able to adequately protect our proprietary rights through reliance on a combination of copyrights, trademarks, trade secrets, confidentiality procedures, contractual provisions and technical measures from outside influences. Protection of trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our intellectual property rights, as such prevention is inherently difficult. See “Business – Intellectual Property”

We also expect that the more successful we are, the more likely that competitors will try to illegally use our proprietary information and develop products that are similar to ours, which may infringe on our proprietary rights. In addition, we could potentially lose future trade secret protection for our source code if any unauthorized disclosure of such code occurs. The loss of future trade secret protection could make it easier for third parties to compete with our products by copying functionality. Any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and trade secret protection. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, service revenue, reputation and competitive position could be materially adversely affected.

The confidentiality, non-disclosure and other agreements we use to protect our products, trade secrets and proprietary information may prove unenforceable or inadequate.

We protect our products, trade secrets and proprietary information, in part, by requiring all of our employees and financial advisor subscribers and purchasers to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us. We also enter into non-disclosure agreements with our technical consultants, customers, vendors and resellers to protect our confidential and proprietary information. We cannot assure you that our confidentiality agreements with our employees, consultants and other third parties will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach, or that our trade secrets and other proprietary information will not be disclosed or will otherwise be protected.

We also rely on contractual and license agreements with third parties in connection with their use of our products and technology. There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights, in part because we rely, in many instances, on “click-wrap” licenses, which are licenses that can only be read and accepted online and are not negotiated or signed by individual licensees. Accordingly, some provisions of our licenses, including provisions protecting against unauthorized use, copying, transfer, resale and disclosure of the licensed software program, may be unenforceable under the laws of several jurisdictions.

We have not registered copyrights for all of our financial literacy products, which may limit our ability to enforce them.

We have not registered our copyrights in all of our -materials, website information, designs or other copyrightable works. The - Canadian Copyright Act and the United States Copyright Act automatically protects all of our copyrightable works, but without registration we cannot enforce those copyrights against infringers or seek certain statutory remedies for any such infringement. Preventing others from copying our products, written materials and other copyrightable works is important to our overall success in the marketplace. In the event we decide to enforce any of our copyrights against infringers, we will first be required to register the relevant copyrights, and we cannot be sure that all of the material for which we seek copyright registration would be registrable in whole or in part, or that once registered, we would be successful in bringing a copyright claim against any such infringers.

We must monitor and protect our internet domain name to preserve its value. We may be unable to prevent third parties from acquiring a domain name that is similar to, infringe on or otherwise decrease the value of our trademarks.

We own the domain names “moneyminding.com and moneyminding .ca. Third parties may acquire substantially similar domain names that decrease the value of our domain name and trademarks and other proprietary rights which may hurt our business. Moreover, the regulation of domain names in the United States and foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional “top-level” domains, which are the portion of the web address that appears to the right of the “dot,” such as “com,” “net,” “gov” or “org.” As a result, we may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which we conduct business, which could harm our business and reputation.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Tracy Piercy, our founder, Chief Executive Officer and Chairman of the Board, and Nancy Boisvert, our President and a member of our Board, and our other executive officers and members of our senior management team. Other than non-compete provisions of limited duration included in employment agreements that we have with certain executives, we do not generally seek non-compete agreements with key personnel, and they may leave and subsequently compete against us. The loss of service of any of our senior management team, particularly those who are not party to employment agreements with us, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business.

We may be unable to attract and retain the skilled employees needed to sustain and grow our business.

Our success to date has largely depended on, and will continue to depend on, the skills, efforts and motivations of our executive team and employees, who generally have significant experience with our company and within the financial services industry. Our success also depends largely on our ability to attract and retain highly qualified IT engineers and programmers, to train financial professionals for content writing and editing -, sales and marketing managers and corporate management personnel. We may experience difficulties in locating and hiring qualified personnel and in retaining such personnel once hired, which may materially and adversely affect our business.

Although we do not currently transact a material amount of business in foreign countries, we intend to expand into international markets- which will subject us to additional economic, operational and political risks that could increase our costs and make it difficult for us to continue to operate profitably.

We market our financial literacy products primarily in Canada and the United States and intend to expand into other international markets, including Europe. The addition of international operations may require significant expenditure of financial and management resources and result in increased administrative and compliance costs. As a result of such expansion, we will be increasingly subject to the risks inherent in conducting business internationally, including: (i) foreign currency fluctuations, which could result in reduced revenue and increased operating expense; (ii) potentially longer payment and sales cycles; (iii) increased difficulty in collecting accounts receivable; (iv) the effect of applicable foreign tax structures, including tax rates that may be higher than tax rates in the United States or taxes that may be duplicative of those imposed in the United States; (vi) tariffs and trade barriers; (vii) general economic and political conditions in each country; (ix) inadequate intellectual property protection in foreign countries; (x) uncertainty regarding liability for information retrieved and replicated in foreign countries; (xi) the difficulties and increased expense in complying with a variety of domestic and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act; and (xi) unexpected changes in regulatory requirements.

We may need additional capital in the future, but there is no assurance that funds will be available on acceptable terms, or at all.

We may need to raise additional funds in order to achieve growth or fund other business initiatives. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional equity offerings. Additionally, any securities issued to raise funds may have rights, preferences or privileges senior to those of existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to expand, develop or enhance services or products, or respond to competitive pressures may be materially limited.

Any existing indebtedness could adversely affect our financial condition and we may not be able to fulfill our debt obligations.

Any proposed indebtedness may contain various covenants that may limit our ability to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay dividends or make other distributions to our stockholders; (iii) make restricted payments; (iv) engage in transactions with affiliates; and (v) enter into proposed business transactions or combinations. These restrictions could limit our ability to withstand general economic downturns that could affect our business, obtain future financing, make acquisitions or capital expenditures, conduct operations or otherwise capitalize on business opportunities that may arise. Additionally, if we incur substantial debt for working capital purposes, we may use a significant portion of our cash flow to pay interest on our outstanding debt, limiting the amount available for working capital, capital expenditures and other general corporate purposes.

We may be more vulnerable to adverse economic conditions than less leveraged competitors and thus less able to withstand competitive pressures. If our cash flow is inadequate to make interest and principal payments on our debt, we might have to refinance our indebtedness or issue additional equity or other securities and may not be successful in those efforts or may not obtain terms favorable to us. Additionally, our ability to finance working capital needs and general corporate purposes for the public and private markets, as well as the associated cost of funding, is dependent, in part, on our credit ratings, which may be adversely affected if we experience declining service revenue. Any of these events could reduce our ability to generate cash available for investment or debt repayment or to make improvements or respond to events that would enhance profitability.

We are not raising any funds in this offering and paying offering expenses, which could limit our available cash.

As of December 31, 2010, we had current assets of $68,467 and cash in the amount of $65,462. We will not receive any proceeds from this offering and paying the estimated offering expenses of $31,105.00.  The offering expenses of $31,105 will reduce our current assets and available cash. Therefore, we may be in worse financial condition following this offering than we were prior to commencement of this offering.

We have received a going concern opinion in the report of our independent registered public accounting firm accompanying our December 31, 2010 and September 30, 2010 financial statements.

The independent registered public accounting firm’s report accompanying our September 30, 2010 audited financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that the Company will continue as a going concern." Our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business and shareholders will be materially and adversely affected

RISKS RELATED TO OUR SHARES AND THIS OFFERING

There is no market for our shares of common stock and we may never develop a market, which would render investors’ investment illiquid.

Our common shares are not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult. Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them illiquid. A firm has verbally agreed (but is not bound by such agreement) to submit an application for a priced quotation on the OTC QB on our behalf, but there is no guarantee that our application will be approved. And even if we are accepted, quotation on the OTC QB doesn't assure that a meaningful market will be created and sustained. It is common, in fact, for OTC QB -listed companies to have a non-existent trading volume on any given day.

Any future market price for our shares may be volatile.

In the event we obtain a listing on the OTC QB , the market price for our shares is likely to be highly volatile and subject to wide fluctuations in response to various factors, including the following: (i) actual or anticipated fluctuations in our quarterly operating results and revisions to our expected results; (ii) changes in financial estimates by securities research analysts; (iii) conditions in the market for our financial literacy products; (iv) changes in the economic performance or market valuations of companies specializing in the financial literacy education industries; (v) announcements by us or our competitors of new services, strategic relationships, joint ventures or capital commitments; (vi) addition or departure of key personnel; (vii) fluctuations of exchange rates between foreign currency and the U.S. dollar; (viii) litigation related to any intellectual property; and (ix) sales or perceived potential sales of our shares.

In addition, the securities market has from time to time, and to an even greater degree since the last quarter of 2007, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares.  Furthermore, in the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

Our common stock will be classified as a “penny stock” under SEC rules which will limits the market for our common stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock

Purchasers in this offering will have limited control over decision making because Tracy Piercy, our Chief Executive Officer and director, controls a majority of our issued and outstanding common stock.

Presently, Tracy Piercy, our Chief Executive Officer and a director, beneficially owns approximately 67.2% of the total issued and outstanding shares of common stock. Because of such ownership, investors in this offering will have limited control over matters requiring approval by our shareholders, including the election of directors. Such control may also make it difficult for our shareholders to receive a premium for their shares of common stock in the event the Company enters into transactions which require stockholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control. For example, Nevada law provides that not less than two-thirds vote of the stockholders is required to remove a director for cause, which could make it more difficult for a third party to gain control of our Board of Directors. This concentration of ownership limits the power to exercise control by the minority shareholders.

We are not a fully reporting company under the Exchange Act of 1934, as amended, and thus subject only to the reporting requirements of Section 15(d)

Until our common stock is registered under the Exchange Act of 1934, as amended (the “Exchange Act”), we will be subject only to the reporting obligations imposed by Section 15(d) of the Exchange Act.  Section 15(d) of the Exchange Act requires issuers to file periodic reporting with the Securities and Exchange Commission when they have issued any class of securities for which a registration statement was filed and became effective pursuant to the Securities Act of 1933, as amended. The purpose of Section 15(d) is to ensure that investor who buy securities in registered offering are provided with the same information on an ongoing basis that they would receive if the securities they purchased were listed on a securities exchange or the issuer were otherwise subject to periodic reporting obligations i.e, under Section 13 of the Exchange Act.

The reporting obligations under Section 15(d) are automatically suspended when: (i) any class of securities of the issuer reporting under Section 15(d) is registered under Section 12 of the Exchange Act; or (ii) at the beginning of the issuer’s fiscal year, the class of securities covered by the registration statement is held of record by fewer than 300 persons. In the latter case, the Company would no longer be subject to periodic reporting obligations so long as the number of holders remains below 300 unless we file a registration statement with the Securities and Exchange Commission under Section 12 of the Securities Act.  Management of the Company, however, fully intends to file on an ongoing basis all periodic reports required under the Exchange Act

Nevada law and our Articles of Incorporation may protect our directors from certain types of lawsuits.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Our directors and officers are nationals and/or residents of Canada.

Currently, all of our directors and officers reside in Canada. Therefore, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers. All or a substantial portion of such persons' assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. We have been advised by our Canadian counsel that there is doubt as to the enforceability, in original actions in Canadian courts, of liability based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us or any of our directors or officers.

Forward looking statements render investing uncertain.

We make “forward-looking statements” in the “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere throughout this prospectus, including the pro-forma assumptions. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe that they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Except for events or circumstances which occur up to the date of our prospectus, we undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made in this prospectus, even though our situation will change in the future.

Forward-looking statements include statements about: (i) our ability to attract and retain consumers and financial advisors; (ii) the anticipated benefits and risks associated with our business strategy; (iii) our future operating results; (iv) the anticipated benefits and risks of our key strategic consumer and financial advisors relationships and strategic alliances; and (v) the anticipated size or trends of the financial literacy educational website markets in which we compete and the anticipated competition in those markets. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change.

Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus describes the principal contingencies and uncertainties to which we believe we are subject, which include the following risks: (i) Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital; (ii) restrictions on our use of funds provided by banks or our inability to pay off our short-term loans upon maturity could harm our business; (iii) our ability to maintain or increase our revenue could be harmed if we are unable to strengthen and maintain our MoneyMinding International brand image; (iv) a significant portion of our revenue is dependent on the revenues generated from our online dating website and a substantial reduction of revenues on our online dating website could significantly impact our operating results; (v) our inability to manage our growth may have a material adverse effect on our business, results of operations and financial condition; (vi) competition in the online dating industry could cause us to lose market share, thereby materially and adversely affecting our business, results of operations and financial condition; and (vii) adverse changes in the economy may affect our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the approximate valuation of the shares of common stock that were issued to the security holders of MoneyMinding in accordance with the terms and provisions of the Share Exchange Agreement pursuant to an exemption under Rule 506 of Regulation D and Regulation S promulgated under the Securities Act of 1933. The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, a firm has agreed to submit an application for a priced quotation on the OTC QB on our behalf concurrently with the filing of this prospectus. However, there can be no assurance that such an application for quotation will be approved by the OTC Markets Group Inc.

In the event our common stock is quoted through the OTC QB , the shares to be sold pursuant to the registration statement will be sold at prevailing market prices or privately negotiated prices. There is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are 16 selling shareholders. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	In short sales; or
4.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock may become traded on the OTCQB operated by the OTC Markets Group Inc. , however, there is no assurance that our common stock will become quoted on the OTC QB . If our common stock becomes quoted on the OTCQB , then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services.

Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things: (i) not engage in any stabilization activities in connection with our common stock; (ii) furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and (iii) not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 46,467,627 shares of common stock outstanding as of the date of this Prospectus, 31,236,233 shares are held of record by Tracy Piercy, the founder of MoneyMinding and our Chief Executive Officer. These shares can only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares of common stock, because they are considered a “penny stock”, are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer execute a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

The application of the penny stock rules may affect your ability to resell your shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

OVERVIEW

We are a  financial literacy marketing and client development company that equips a global network of financial professionals to deliver financial education and pursue professional alliances as tools to build strong, profitable client relationships. We provide and market financial literacy methodologies to consumers and financial professionals. We believe that our products and services teach a whole new way of looking at every area of personal finance so that the decisions people make on a day-to-day basis support wealth creation and lifetime financial security. We believe that by providing third party financial literacy for both the financial services industry and their clients, we will assist consumers in making more informed financial decisions.

We recently acquired 100% of the issued and outstanding shares of MoneyMinding. Prior to this acquisition, we had no operations and were formed to acquire MoneyMinding, which was an operating company with trade marked and registered intellectual property assets, as well as a business plan and an internationally relevant business model. As part of its acquisition process, MoneyMinding’s business model was developed to allow for mass sales of its primary product; a monthly subscription service targeted at consumer-level financial literacy and behavioral finance education, which is delivered via financial professionals as a marketing tool to help them stay in touch with their existing clients and prospective clients.

Secondary to the subscription service, we provide ancillary products and services, including accredited financial literacy training programs. These are delivered on a regional and national basis, both in person and through web-based speaking engagements, as well as through our books, DVD’s, CD’s and whitepaper products.

The basis of all MoneyMinding products and services is financial literacy and behavioral finance, which management believes is a major topic not only within the industry but throughout all levels of government as both try assist the broader economy in its recovery from the 2008 crash. Therefore, we believe that the MoneyMinding products deliver revenue opportunities from a large market segment to our shareholders.

MoneyMinding faces several challenges as it moves forward. One of these is cultivating sales and marketing staff from within the industry, who are able to deliver its message to an audience where credibility is a major issue. Many financial professionals make a lucrative income and dealing with them requires professionally trained staff members who know and understand the industry. MoneyMinding markets to a broad selection of financial professionals from various industry segments, resulting in the need for our sales and marketing staff to have a broad background and understanding of the whole industry, not merely one market segment.

Beyond staffing, MoneyMinding must also gain the support of financial professionals in terms of paying for this service on behalf of their clients and prospects as it is not a free service, using advertising and sponsorship of this product as its sole revenue source. There is competition within the industry, including several mailing services that provide pre-crafted letters designed to market specific financial products. These letters are provided for free by many financial product companies and are typically supported by management as a good marketing tool while providing promotion for specific investment products and services. MoneyMinding does not market any financial products whatsoever, focusing on the educational aspect of financial literacy and behavioral finance, with the monthly cost per end-user consumer being the equivalent of $0.40, resulting in the average monthly marketing expense per financial professional to about $100.00.

PLAN OF OPERATIONS

Our specific goal is to begin the expansion of our business by expanding our sales efforts and expanding our marketing with PR and web initiatives to actively promote the brand and our products, We intend to accomplish the foregoing through the following milestones:

February – April 2011	Register our previously issued shares on this Form S-1.
February – July 2011	Strategize on our - sales and PR campaigns
July – December 2011
Implement our - strategy, evaluate success in terms of number of additional consumers and financial planners and marketing partners that subscribe for our service, as well as in terms of quality of our relationships; develop and promote additional financial education materials offered through the MoneyMinding Minute Manager Service.

April – May 2011	Work with market maker and file 15c2-11 to obtain trading symbol.

We market several complimentary product lines, with the dominant product being our subscription service that delivers financial literacy and behavioral finance information aimed at consumers but distributed via financial professionals who use the program as a marketing tool. Additional ancillary products include books, CD’s, DVD’s, and white papers covering a wide variety of topics concerning financial literacy and behavioral finance designed for consumers. As well, we offer online webinar and in-person professional training which is designed for Financial Professionals. Our accredited training programs offer “Continuing Education” credits which are required as a function of license maintenance by all professional licensing bodies throughout North America.

Over the course of the past several months our executives and staff have worked to transform these products beyond individual sales opportunities, which required in depth and detailed knowledge of financial literacy and behavioral finance issues and training techniques. The modifications to our own internal sales training and outward marketing materials allows us to merge training and subscription sales into a single presentation, imparted to groups of financial professionals in a boardroom environment where the presentation is sanctioned by the host company’s management team.

To accomplish our operational strategy, we will book appointments with local financial services companies in various communities across North America on a weekly basis. Initially, We have and will continue to engage geographically dispersed speakers/sales agents to deliver seminar style presentations. The presentation, referred to as a “Lunch & Learn”, offers us the opportunity to showcase our products and services while providing a one Continuing Education credit training program to the attending financial professionals, which is based on financial literacy issues and how to provide clients with guidance that is about the clients financial issues and not directly about a “product” sale. The vast majority of licensing bodies require their members to accumulate between 20-30 sanctioned Continuing Educational credits per year to maintain their license.

In addition to boardroom presentations, we intend to generate subscription sales opportunities through group speaking opportunities. Over the past several months we were sought out by several national associations to provide seminar style speaking engagements where financial literacy and behavioral finance was a requested topic. Two of these opportunities were selected as pilot opportunities to gauge interest and financial opportunity. The results were very positive and we intend to continue to develop these speaking tour opportunities.

The product sales strategy dovetails with our public relations strategy in that we will use “Morning Drive” Radio and TV talk programming to extend our message to consumers on a broad scale. Both radio and television constantly seek content relative to their audience. Financial literacy is a major topic and is supported by industry as well as government on a very public level since the financial collapse of 2008, making us a very topical guest opportunity. By discussing what financial literacy is and why it is important even when the listener is a millionaire, we expect to draw people to the website as potential clients.

The cost of the sales and marketing strategies will initially be a drawn from capital raised by us. However, it should be noted that initial office presentations of the Lunch and Learn program will be accomplished near the home base of sales staff and we anticipate that we will find sponsors who wish to use the opportunity created by the Lunch & Learn presentations to promote non-competitive products and services. In the event that we fail to raise sufficient capital from equity offerings through private plaements, we will be forced to curtail our sales and marketing efforts and concentrate on smaller centers closer to home until revenues from subscriptions allow for more extensive travel budgets.

We intend to continue building up our cash and cash equivalents balances to have available capital to help finance any planned acquisitions. We do not anticipate any significant changes in the number of employees. We currently have 3 employees and a network of consultants.

LIQUIDITY, CAPITAL RESOURCES AND RESULTS OF OPERATIONS

The following discussion is in regards to the consolidated operations of both Dakville and MoneyMinding on the basis as if the merger had occurred at the beginning of the period of the respective companies and should be read in conjunction with the audited financial statements of Dakville Corp. and MoneyMinding International Inc. and the unaudited pro forma consolidated financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this prospectus. The financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

From October 1, 2010 to December 31, 2010 and From Inception (March 30, 2010) to September 30 , 2010

As of December 31 , 2010, our current assets were $ 68,467 and our current liabilities were $ 591,365 , which resulted in a working capital deficit of $ 522,898 . As of December 31 , 2010, current assets were comprised of: (i) $ 65,452 in cash; (ii) $ 3,005 in other receivables. As of December 31 , 2010, current liabilities were comprised of: (i) $ 28,167 in accounts payable and accrued liabilities; (ii) $ 358,280 in accounts payable– related parties; (iii) $ 132,639 due to related parties; and (iv) $ 72,278 in convertible debenture (net of unamortized discount of $12,722).

As of fiscal year ended September 30, 2010, our current assets were $20,817 and our current liabilities were $486,255, which resulted in a working capital deficit of $465,438. As of fiscal year ended September 30, 2010, current assets were comprised of: (i) $16,669 in cash; and (ii) $4,148 in other receivables As of fiscal year ended September 30, 2010, current liabilities were comprised of: (i) $24,516 in accounts payable and accrued liabilities; (ii) $228,787 in accounts payable– related parties; (iii) $177,027 due to related parties; and (iv) $55,925 in convertible debenture (net of unamortized discount of $29, 075).

As of December 31 , 2010, our total assets were $ 68,467 comprised of current assets. As of December 31 , 2010, our total liabilities were $ 623,835 comprised of $ 591,365 in current liabilities and $ 32,470 in long term liabilities consisting of $32,470 in convertible debenture (net of unamortized discount of $ 17,530 ).

As of fiscal year ended September 30, 2010, our total assets were $20,817 comprised of current assets. As of fiscal year ended September 30, 2010, our total liabilities were $516,028 comprised of $486,255 in current liabilities and $29,773 in long term liabilities consisting of $29,773 in convertible debenture (net of unamortized discount of $20,227).

Total assets increased as of December 31, 2010 from fiscal year ended September 30, 2010 as a result of an increase in cash of $48,793. Total liabilities increased as of December 31, 2010 from fiscal year ended September 30, 2010 primarily resulting from an increase of$129,493 in accounts payable – related parties.

As of December 31, 2010, stockholders’ deficit increased to ($555,366) from a stockholders’ deficit of ($495,211) as of fiscal year ended September 30, 2010.

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. As of December 31 , 2010, net cash flows used in operating activities was $ 103,880 , consisting primarily of a net loss of ($ 212,829 ). Net cash flows was further changed by: (i) $19,050 in amortization of debt discount; (ii) increase of $1,143 in other receivable; (iii) increase of $3,651 in accounts payable and accrued liabilities; (iii) increase of $129,493 in accounts payable to related party; and (iv) decrease of ($44,388) in related party payable.

As of fiscal year ended September 30, 2010, net cash flows used in operating activities was $323,965, consisting primarily of a net loss of ($1,372,961). Net cash flows was further changed by: (i) $7,841 in amortization of debt; (ii) $792,000 in stock issued for research and development; (iii) increase of ($4,148) in other receivable; (iv) increase of $24,516 in accounts payable and accrued liabilities; and (vi) increase of $228,787 in accounts payable to related party.

Cash Flows from Financing Activities

We have financed our operations primarily from debt or the issuance of equity instruments. As of December 31 , 2010, net cash flows provided from financing activities was $ 151,788 . Cash flows from financing activities consisted of $ 151,788 in proceeds from issuance of common stock.

As of fiscal year ended September 30, 2010, net cash flows provided from financing activities was $349,040. Cash flows from financing activities consisted of: (i) $177,027 in proceeds from related party advances; (ii) $125,000 in proceeds from convertible notes payable; and (iii) $47,013 in proceeds from issuance of common stock.

RESULTS OF OPERATIONS

From October 1, 2010 to December 31, 2010.

Our total comprehensive loss as of December 31 , 2010 was ($ 211,944 ).. As of December 31, 2010, we had generated revenue of $8,025. Of the revenue generated, approximately 20% was attributed to online subscriptions and  80% was attributed to training and ancillary products.

As of December 31, 2010, we incurred operating expenses of $ 198,703 . Operating expenses consisted of the following items: (i) selling general and administrative of $ 38,384 ; (ii) consulting of $ 18,743 ; (iii) salaries and benefits of $ 128,000 ; and (iv) sales and marketing of $ 13,575 .

Interest expense of $ 3,101 was incurred as of December 31, 2010. Amortization of debt discount of $ 19,050 was also incurred as of December 31 , 2010. There was a foreign currency translation adjustment of ($ 885 ) as of December 31, 2010.

Therefore, total comprehensive loss as of December 31, 2010 was ($211,944) or $0.02 per share. The weighted average number of shares outstanding was 13,473,015 as of December 31, 2010.

From Inception (March 30, 2010) to Fiscal Year Ended September 30, 2010

Our total comprehensive loss as of fiscal year ended September 30, 2010 was ($1,381,368)..As of fiscal year ended September 30, 2010, we had generated revenue of $15,248. Of the revenue generated, approximately 20% was attributed to online subscriptions and  80% was attributed to training and ancillary products.

As of fiscal year ended September 30, 2010, we incurred operating expenses of $1,372,235. Operating expenses consisted of the following items: (i) selling general and administrative of $318,669; (ii) consulting of $142,134; (iii) research and development of $792,000; (iv) salaries and benefits of $109,304; and (v) sales and marketing of $10,128. On May 4, 2010, MoneyMinding, MMI and certain note holders of MMI entered into the Intellectual Property Sale Agreement pursuant to which the MMI and the note holders agreed to relinquish all right, title and interest and transfer to MMI’s ownership in certain intellectual property in exchange for shares of common stock in MoneyMinding. The intellectual property is primarily comprised of material that was created for dissemination to consumers and financial planners. Accordingly, management determined that these costs should be expensed as research and development. Therefore, the fair value of the transaction was determined by using the fair value of the common stock on the date of the Agreement. The result of the transaction was a $792,000 expense to research and development. General and administrative expenses generally include corporate overhead, financial and administrative contracted services, marketing, and consulting costs.

Interest expense of $8,133 was incurred as of fiscal year ended September 30, 2010. Amortization of debt discount of $7,841 was also incurred as of fiscal year ended September 30, 2010. There was a foreign currency translation adjustment of $8,407 as of fiscal year ended September 30, 2010.

Therefore, total comprehensive loss as of fiscal year ended September 30, 2010 was ($1,381,368) or $0.12 per share. The weighted average number of shares outstanding was 11,735,775 as of fiscal year ended September 30, 2010.

MATERIAL COMMITMENTS

Notes

A future material commitment during fiscal year 2011 relates to three unsecured convertible notes payable with an aggregate total of $125,000. The first note is in the principal amount of $25,000 due January 27, 2011 (the “$25,000 Note”). The $25,000 Note contains a conversion feature which at the investor’s option until the repayment date provides that the $25,000 Note may be converted to shares of common stock at a 30% discount to the market price. As of September 30, 2010, $357 had been amortized and expensed.

The second note is in the principal amount of $50,000 due June 15, 2011 (the “2011 $50,000 Note”). The 2011 $50,000 Note has a graduated conversion feature which allows the investor to convert the debt into common stock at a price of $0.35 per share if exercise by September 15, 2010, $0.50 per share if by December 15, 2010, $0.75 per share if by March 15, 2011 and $1.20 per share if by June 15, 2011. As of September 30, 2010, $6,282 has been amortized.

The third note is in the principal amount of $50,000 due August 20, 2012 (the “2012 $50,000 Note”). The 2012 $50,000 Note has a graduated conversion feature that allows the investor convert the debt into common stock at a price of $0.35 per share if exercise by November 20, 2010, $0.50 per share if by February 20, 2011, $0.75 per share if by May 20, 2011, $1.20 per share if by August 20, 2011 and $1.50 per share if by August 20, 2012. As of September 30, 2010, $1,202 has been amortized.

Founders Debt

As of September 30, 2010, we had liabilities due to founders on demand aggregating $405,814 as follows: (i) $177,027 due to an advance made by three corporate officers to pay corporate expenses, which is non-interest bearing and unsecured; and (ii) $228,787 due to three officers as accrued payroll, which accrues 10% annually and is unsecured. The provisions of the employment contracts allow the accrued payroll or any portion thereof to be converted into common stock at a 50% discount to market at the discretion of the company.

FUNDING REQUIREMENTS

Our forecast shows our growth path via revenues generated by monthly subscription to our Minute Manager Subscription service, from web based on-line  training, in-person boardroom training, as well as the sale of our books, CD’s, DVD’s, and white papers. Capital required to meet the forecast has been allotted for by subsequent private placement offerings.

We expect, based on our current forecast that we will run quarterly deficits of approximately $320,000 for the balance of fiscal year 2011-2012 turning to a quarterly profit at the conclusion of the fourth quarter ending March 2012, of approximately $300,000 before taxes or depreciation for a total combined forecast loss of ($635,752). In the event that needed capital becomes unavailable or becomes more costly than originally contemplated, we intend to reduce our forecast to allow for organic growth within a smaller geographic area until capital availability improves.

In the event that the needed capital investment is not available on terms acceptable to us, we face the risk of not being able to meet our minimum financial obligations. While we have in our past relied on employees and contractors, which are our largest single expenditure of late as well as into the next four quarters, to forfeit payroll or contractor payments such payments are being accrued and will be paid in either cash or a combination of cash and common shares, when and if we are in a financial position to make such payments as due.

As previously stated within “Our Growth Strategy”, subscription sales are developed by individual commissioned sales staff and are forecast, based on experience, to remain ongoing subscribers for the forecast period of three years. There is an allowance for a five percent (5%) monthly drop off rate. Each subscription sold is delivered on the basis of a recurring monthly fee of $99.00 with additional fees for each block of 250 end-user or consumer recipients who belong to the subscriber’s mailing list (the subscriber’s clients and prospective clients).

Moreover, there are certain costs associated with being a publicly reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These costs include accounting, audit and legal fees. We anticipate that our accounting and audit fees will average approximately $10,000 on an annual basis and our legal fees will average approximately $10,000 on an annual basis as costs associated with our disclosure and filing requirements under the Exchange Act.  We believe that generation of revenue will be sufficient to pay for these expenses on an ongoing basis.

In general, existing working capital, further advances, private placement offerings and debt instruments, and anticipated cash flow are expected to be adequate to fund our operations over the next six months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. We intend to finance these expenses with further issuances of securities and debt issuances. Thereafter, as discussed above, we expect we will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of our operational strategies, endeavors or opportunities, which could significantly and materially restrict our business operations.

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this prospectus, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS

GENERAL

We were incorporated under the laws of the State of Nevada as Dakville Corp on April 19, 2010. Effective December 15, 2010, we entered into the Share Exchange Agreement with MoneyMinding and the MoneyMinding Shareholders holding in the aggregate 100% of the total issued and outstanding MoneyMinding Shares. In accordance with the terms and provisions of the Share Exchange Agreement, we acquired one hundred percent (100%) of the total issued and outstanding shares of common stock of MoneyMinding held of record by the MoneyMinding Shareholders in exchange for issuance of an aggregate 11,758,382 shares of our restricted common stock. Thus, the transaction result ed in MoneyMinding becoming our wholly-owned subsidiary in a tax-free exchange and the business and operational activities of MoneyMinding will primarily be conducted by and through us. Prior to the effective date of the Share Exchange Agreement and the transaction with MoneyMinding, we did not engage in any business operations.   On February 8, 2011, we filed an amendment to our Articles of Incorporation changing our name from “Dakville Corp.” to MoneyMinding International Corporation.

We are a financial literacy marketing and client development company that equips a global network of financial professionals to deliver financial education and pursue professional alliances as tools to build strong, profitable client relationships. We provide and market financial literacy methodologies to consumers and financial professionals. We believe that our products and services teach a whole new way of looking at every area of personal finance so that the decisions people make on a day-to-day basis support wealth creation and lifetime financial security. We believe that - by providing third party financial literacy for both the financial services industry and their clients we will assist consumers in making more informed financial decisions.

MoneyMinding was incorporated in April 2010 and has been providing financial literacy programs to consumers and financial profession thus assisting the financial industry to tap into revenue from the middle mass market.

Since 1991, Tracy Piercy, the founder of MoneyMinding and a Certified Financial Planner professional, has been involved in assisting people manage their money and teaching the industry required curriculum for financial designations. Ms. Piercy believed that many financial education programs concentrated on only one part of the money-management spectrum, whether they were debt control strategies, spending plan systems or creative strategies, and did not address an overall lifestyle financial plan. Trained within the traditional models of financial planning and analyzing the methods of the financial success experts, Ms. Piercy therefore developed a program that addresses the “missing link” in these financial education programs in which daily wealth building management and habits are connected to lifelong financial security.

Through the MoneyMinding marketing partners, financial education and materials (collectively, the “MoneyMinding Minute Manager Service”), - are directed to the end user whether that is the consumer or a financial planner or advisor. We believe that the MoneyMinding Minute Manager Service provides the whole spectrum including: (i) identification of personal goals and values; (ii) cash flow management and income generation; (iii) tax planning; (iv) risk management and legacy planning; (v) credit management; and (vi) asset management. Each module follows logically from the previous providing solid wealth-building principles.

The MoneyMinding Minute Manager Service is designed to turn goals, past financial experience and expertise into the financial supporting system that generates ongoing income streams. The program has evolved to incorporate: (i) a home-study program; (ii) books; (iii) audio and vide series; (iv) on-line community services; (v) regular teleconferences for collaborative learning; (vi) newsletters, articles, podcasts and blogs; (vii) special reports and fact sheets; and (viii) live networking and educational events.

We continue to promote our business and our website located at http://www.moneyminding.com.

PRINCIPAL PRODUCTS AND SERVICES

Our MoneyMinding Minute Manager Service and related products deliver third party financial education to clients and prospects of financial professionals. Our business model provides for recurring and sustainable revenue streams through business-to-business and business-to-consumer markets through three main revenue sources: (i) online subscriptions; (ii) training; and (iii) ancillary products such as books, CDs and software.

Consumers

The MoneyMinding Minute Manager Service. The MoneyMinding Minute Manager Service is an online subscription service offered by us that provides consumers with the ultimate financial decision making resource. We believe that it offers a “one-stop” shop. It provides a 12-step financial independence plan and monthly - action plans. The MoneyMinding Minute Manager Service is a decision making system for the consumer’s money and financial transactions. W e believe that other alternative online search programs are not personalized, do not combine a complete financial decision making system with the psychology of money, and do not connect you back to financial professionals for personal advise. The information presented in the MoneyMinding Minute Manager Service allows for the subscriber to decide the content of topics covered by asking their personal money questions anonymously and receiving answers that are unbiased, meaningful, practical and useful. Other timely or topical issues that affect personal finance are also part of this service making it interactive, personal positive and practical. Financial literacy and behavioral finance are complimentary disciplines to financial services that have not been formerly taught. Therefore, it is designed to help the subscriber ask better questions to get better results because the subscriber is developing skills by expanding their knowledge and confidence to work effectively with financial professionals who can then help them with the products, service and strategies available for their own personal situation and circumstances. The subscription service is designed to ensure that the subscriber can take advantage of the technical knowledge financial professionals offer and allow them to confidently evaluate solutions and strategies presented to them.

The online subscription service retails to the consumer for $19.00 monthly. It is also sold as a marketing program for financial professionals to provide to their clients and prospects, or for employers to provide a financial literacy benefit to employees at a cost of $0.40 per user, subject to minimum bulk quantities and set up fees. Once registered, the subscriber receives a start-up package of material and support tools via email. The materials provide a framework of reference and background information as well as an educational foundation. The subscriber is issued a password and ID to the online community where they can access archives, reference materials, tips, stories, questions and other valuable resources. They will be invited to participate in weekly live mentorship calls, receive exclusive weekly communication bulletins of new items of interest, events, activities and financial wisdom and receive a monthly action plan which is an insightful exercise with tip and activity. The subscription system is designed to answer their money questions from a reliable and trusting resource to help them in their endeavor for financial success, financial understanding and financial competence.

Courses.  We offer a variety of courses to assist the consumer with learning concepts for financial success, business strategies, personal relationships and success principles. We believe these courses provide proven concepts that integrate success principles with solid and universally practiced financial planning strategies that provide the consumer with simple changes in perspective so that the consumer can ask better questions to achieve the results they desire. In addition to the MoneyMinding Minute Manager Service described above, we offer:

•	Wealth Secrets of Everyday Spending workbook, which is a program designed to walk the consumer through proven steps to a lifetime of financial security.

•
7-Day Make a Difference Video Program, which is a condensed quick-action program providing the consumer with the biggest reasons people struggle with money, money mistakes almost everyone makes and what they can do in 7 days to turn the struggles into possibilities. It is designed to provide a specific action plan as a companion to the MoneyMinding Minute Manager Service.

•	The MoneyMinding Makeover, which is our flagship program encompassing all the tools, templates, questionnaires and information needed to allow the consumer to achieve results.

•	The MoneyMinding Makeover PLUS, which includes video lessons and extra support providing the consumer with a more hands-on interactive experience.

Financial Advisors

We have designed tools and programs for financial advisors that we believe will allow the financial professional to differentiate themselves from their competition. We provide a marketing system that integrates online and offline programs providing a stream of referrals, a practice management program designed to enhance your current practices, compliance aid based on more involved and knowledgeable clients and a client service system that helps to keep the financial professional’s clients engaged in the professional services. We only specialize in the education and not the products or services which are the primary responsibilities of the financial professional. The neutrality of the third-party educational provider is designed to enhance the financial professional’s advice and help people take advantage of all the financial professional has to offer. We believe that by having an outside educational provider who specializes in applied financial literacy and behavioral finance, the financial professional will be more efficient and have more time for activities that will provide him/her with direct compensation. Their clients will be able to provide their financial professional with more detailed information so that the financial professional can better provide them with more solutions. Our role as the third party outside provider is to edify and validate the financial professional’s services to that they can specialize in the implementation of strategies thus obtaining the wanted results.

Business Development Programs. A core focus of MoneyMinding has been to bring together professionals in the financial related industry and consumers with the primary focus on providing third party financial education. We offer a variety of programs to help address the needs of financial professionals to strengthen and grow their business. We believe that by helping financial professionals, their clients and prospects and consumers at large, we teach concepts for financial success, business strategies, personal relationships and success principles – proven concepts that integrate success principles with solid and universally practiced financial planning strategies that provide simple changes in perspective so that better questions ca be asked resulting in the knowledge to make better money decisions.

•	Marketing Partner Program, which provides ongoing training sessions, specific action plans, introductions to new markets and generation of passive referrals.

•
MoneyMinding Mastery, which is a complete financial rethink and relook at every area of financial planning and financial products including a 4-day live event for both financial professionals and non-industry professionals qualifying for 30 CE (Continuing Education) credits for financial professionals from Advocis, the Canadian financial industry association.

•
The 7 Biggest Money Mistakes Almost Everyone Makes, which is a tool to assist financial professionals with their client to understand and communicate in a way that helps the financial professional deliver more personalized solutions.

•
Money Myths and Mistakes that Sabotage Client Relationships, which provides information to about money mistakes commonly made on a daily basis so that the financial professional can communicate these with their prospects and clients.

•	Nichify Yourself, which is a recording with internationally renowned marketing consultants revealing ten marketing secrets and seven mistakes people make in marketing.

•
ClientMinding, which is a step-by-step program designed to help in expanding the financial professional’s private practice. This includes a two-hour recorded live seminar for advisors as part of a continuing education series offered by the Investment Dealers Association of Canada.

•
Building Blocks to Grow Your Business, which is a step-by-step program providing proven tips to guide the financial professional’s marketing and business efforts and improving marketing results. This includes five recorded audio sessions.

Seminars and Workshops. We also offer seminars, webinars and workshops to compliment our key MoneyMinding activities and concepts. These evolve and change frequently to keep the information fresh with current financial climates.

•
Money Myths & Mistakes That Sabotage Client Relationships, for example, which is a live one-hour webinar event for financial professional focusing on creating more client loyalty, referrals and better results for client relationships.

OUR GROWTH STRATEGY

Management believes that over 3,100,000 people are employed in the financial services area based on estimates of data compiled through Statistics Canada 2006 Census and 2008 United States Census data. The same data shows the combined Canada-U.S population is 342,572,400, representing an approximate total of 128,786,617 households. Based on current results, we believe that could support a growth rate of thirty-six new marketing partners each month per commissioned sales consultant with a one-year target of 1080 marketing partners. It is anticipated that 80% of these marketing partners will subscribe to the fully automated model at $99 per month (per 250 clients or prospects), representing a recurring monthly revenue stream of $85,536 by the end of the first fiscal year. These figures do not account for purchases of more than one unit of 250 names. The remaining 20% of the marketing partners who subscribe to the “do-it-yourself” version will generate an additional recurring monthly revenue stream of $6264. We also provide various training courses and materials, including Mastery, delivered either as a live four-day event or via web training. The cost of the live course is $2795, and is a requirement for certification as a MoneyMinding® Mentor, which allows the use, under license, of MoneyMinding methodologies and materials and contribution of content for MoneyMinding subscriber programs.

Our experience in terms of a division between fully subscribed and do-it-yourself is that the vast majority, ninety five percent (95%) of marketing partners, prefer the full subscription service. In both cases the subscription is sold and set-up as an automatic monthly renewal. Therefore, revenues month over month are forecast to grow exponentially, meaning that when sales grow at an equal pace of new subscribers, the sale is recognized every month as recurring revenue and not just within the month the original sale is made. These figures are a forecast based upon management’s analysis and may not be realized in actuality.

In addition, based upon prior experience, management anticipates that marketing partners will bring an average of 340 consumers (their clients) who are the recipients of financial literacy materials produced by us. These consumers are also expected to generate revenue for us as they purchase our and third party learning tools and informational resources offered for online sale by us.

However, there is no certainty that we will be able to find consistent monthly growth in new subscribers to either program (full service and do-it-yourself) nor can we ensure that drop off rate of existing marketing partners won’t exceed the forecast drop off of five percent (5%).

Our plan to generate future revenues is:

•	Continue to spend more advertising dollars where they have generated the best return on investment. -

•
We will also use marketing experts to generate new subscribers. This includes but is not limited to using our call center, online blogs, chat rooms, internet promotion companies, search engine placement, opt-in email promotion, self- producing web sites, and referrals.

•	We will continue to price our financial literacy products and web-related services aggressively through our existing sources and contacts.

BUSINESS MODEL ASSUMPTIONS

The value of integrating the MoneyMinding® System into a financial practice for an individual advisor is to: (i) provide them with a competitive edge and tool to differentiate themselves in the marketplace; (ii) provide a framework for strengthening client / advisor communications; (iii) help increase the level of trust and credibility with clients, therefore assisting to gain new clients through referrals; (iv) increase the size of client accounts and production from each client; and (v) provide them with the training and tools on financial literacy and behavioral finance to compliment and enhance their core financial service making them more effective and productive in their role as a financial professional.

The value to a corporation to integrate the MoneyMinding® System company-wide is to: (i) assist in attracting and retaining high producing financial advisors; (ii) assist in gathering more assets under administration; and (iii) assist in maintaining advisor accountability for the advice they provide to their clients.

MoneyMinding® Business Model	Per Advisor	All Advisors Combined
Number of Advisors	1	750
Average Number of Clients and Prospects / Advisor	340	255,000

Section 1 - Monthly MoneyMinding® Minute Manager Program

Initial Set-up Fee - Base Fee	$149	$111,750
Initial Set-up Fee - per subscriber name ($0.50)	$170	$127,500
Total Set-Up Fees	$319	$239,250
Monthly Subscription Fee ($99 per 250 subscribers)	$198	$148,500
Annual Fee	$2,376	$1,782,000

Section 2 - Calculating Daily Revenue Production
Total NON - Working Days Per Year
- Weekend days	104	78,000
- Stat holidays	11	8,250
- Earned holidays (6% - 3 weeks)	15	11,250
- Non working days (Dec 20 - Jan 3)	11	8,250
Total NON - Working Days per year	141	105,750
Total Net Working Days	224	168,000
Annual Gross New Asset Revenue Target	$4,000,000	$3,000,000,000
Combined Commission Target 2.5%		$100,000
Commission Split Percentages	80.00%	20.00%
Commission Dollars	$80,000	$15,000,000
Gross Asset Revenue Per Working Day	$17,857	$13,392,857
Gross Commission Per Working Day	$357	$66,964

Section 3 - Calculating Client Retention & Per Client Production Efficiency
Total Clients Under Service	340	255,000
Annual Client Loss/Churn - 5%	(17)	(12,750)
Loss/Churn Reduction Due to Minute Manager -33%	6	4,250
Recovered Client Asset Sales	$66,667	$50,000,000
Recovered Client Commissions	$1,333	$1,000,000
Client Production Efficiency Improvement	7.50%
Total Clients	340	255,000
Gross Asset Sales Improvement	$300,000	$225,000,000
Gross Commission Improvement	$6,000	$4,500,000

Section 4 – Annual Training to Maintain License & Recovered Production Days
Total Training Credits Required Annually	30	22,500
Credits Earned Per 1/2 Day Seminar	1
Total 1/2 Day Sessions Required	30	22,500
Total Lost Production Days	15	11,250
Total days for MoneyMinding Training (30 Credits)	5	3,750

Net Recovered Production Days	10	7,500
Cost of MoneyMinding Training Program	$2,795	$2,096,250
Corporate Client Discount	$(795)	$(596,250)
Net Cost per Annual Training Credits	$2,000	$1,500,000

Section 5 - Combined Program Costs - Savings & Revenue Improvements
Value of Gross Asset Revenue from Recovered Days	$178,571	$133,928,571
Value of Commission from Recovered Days	$3,571	$2,678,571
Recovered Client Asset Sales	$66,667	$50,000,000
Recovered Client Commissions	$1,333	$1,000,000
Gross Asset Improvement	$300,000	$225,000,000
Gross Commission Improvement	$6,000	$4,500,000
Total Recovered, Retained, New Gross Assets	$545,238	$408,928,571
Total Recovered, Retained, New Commissions	$10,905	$8,178,571
Annual MoneyMinding Minute Manager Program	$2,376	$1,782,000
Annual MoneyMinding Training Licensing Credits	$2,000	$1,500,000
Combined Investment MoneyMinding® Programs	$4,376	$3,282,000

Net New Commission Monies	$6,529

The values within the tables were pulled from a current prospective corporate client presentation showing both their typical sales person and the corporation as a whole. This format allows the reader to understand the impact of MoneyMinding’s products and services on both the individual as well as the corporate client.

Section “1” describes the start-up and annual cost of the MoneyMinding subscription service as fully subscribed (as opposed to “do-it-yourself”) marketing partner.

Section “2” describes the number of working days and the revenues expected per sales person for each working day available, calculated on an annual basis.

Section “3” describes the beginnings of the impact of MoneyMinding’s product, “Minute Manager” with an assumed reduction in client loss or “churn” of thirty three percent (33%).  In addition, this section shows the forecast improvement in client revenue due to new rapport and the trust developed due to the workings of the Minute Manager Service, which is designed to make the marketing partner the consumer recipient’s financial “go- to” person.

Section “4” describes the impact of training provided by MoneyMinding. Financial professionals who are licensed by various oversight bodies empowered or endorsed by industry and/or government require of their membership that each obtain a specified number of continuing education credits on an annual basis to maintain their license and good standing. Typically, financial professionals attend seminars organized and provided by product providers. The seminars are usually held during business hours and usually take a half day or more to attend including travel time as the seminars are most often held to include multiple reseller organizations. Upon completion attendees usually receive a single credit towards their annual licensing requirement which is typically 30 credits.

Of course the impact of these half day (including travel time) seminars is that the sales person is out of the field, and therefore there is an obvious negative impact on sales productivity. We offer a one week seminar that is not linked to a product sale, but is centered on financial literacy and behavioral finance and how these tools can help sales people become more productive to their clients, resulting in improved prospect to client conversion ratios and client retention ratios, as well as recouping a significant number of working days allowing for productive sales activities otherwise lost. As shown within the table, the impact is significant, not only for the sales person but also for their employer.

Section “5” depicts a summary of the program as a whole.

Key Attributes of Our Business Model

We believe the following are the key attributes of our business model:

Potential for High Revenue Visibility and Strong Cash Flow Generation.  We believe we have an attractive business model characterized by a visible recurring revenue stream and potential for high profit margins. Our subscription-based revenue model and potential for high recurring revenue will provide strong earnings visibility. Our operations are designed to achieve and maintain attractive profit margins through our highly scalable 100% online delivery platform, low research and development requirements and viral marketing strategy. In addition, we believe our low capital expenditure requirements and up-front subscription payments by consumers and financial advisors will generate strong cash flow and high returns on invested capital.

Scalability and Flexibility.  We continue to scale our business by increasing our financial literacy product offerings without incurring significant incremental expense. Our content development processes allow us to quickly and inexpensively update or create financial literacy products, including online seminars and workshops, and we can easily add new products as well as new consumers and financial advisors through our single online delivery platform. Our flexible sales model incorporates in-house web optimization, direct mail and email marketing, which allows us to incrementally expand our sales and marketing efforts at a relatively low cost. In addition, our centralized, online delivery model is more cost-effective for our consumers and financial advisors relative to traditional licensed and installed software solutions and traditional workbook publishers.

Powerful, Demand-Driven Sales and Marketing.   In addition to the viral demand for our financial literacy products and services, we have a growing team of specialized sales and marketing professionals who are experienced in generating new sales of online financial literacy educational products. We believe that our focus on site-level sales will result in greater consumer and financial advisor loyalty, as evidenced by growing revenue from our existing consumer and financial advisor base. Once professional financial advisors become dedicated customers, we believe their recommendations often lead to additional sales within the industry, including the areas of insurance agents, bankers, accountants, personal coaches, mortgage professional and real estate. Over time, we believe that our site-based consumer and financial advisors advocates are instrumental in helping us gain access to other markets.

COMPETITIVE STRENGTHS

We believe that there are two key elements that differentiate MoneyMinding from competitors. First, to the best of our knowledge, no one else offers independent, positive practical financial literacy programs integrating the emotional element of day to day money transactions in a systematic way, thus benefiting both the consumer and the industry. Secondly, to the best of our knowledge, no one else offers an inexpensive, automated, easily accessed and fully established branded product that offers customization, private labeling and ongoing new content applicable to a global audience.

We believe the following are our key competitive strengths:

Customized Content.  We offer online financial literacy educational programs, products, services and training to consumers and professional financial advisors. We believe this deep customization is attractive to financial advisors and consumers, providing them with a resource that addresses the need for financial literacy.

Accessible, Dynamic Web-based Platform.  Our financial literacy products and services are delivered entirely online so they can be used by consumers and professional financial advisors on computers wherever internet access is available, such as offices, computer labs, media centers, public libraries or at home. Our programs require no additional software, no installation or maintenance and no extensive implementation or training. Moreover, unlike traditional workbooks or software products, our financial literacy products and services are easily and quickly updated whenever content or functionality enhancements are introduced.

Management Team with Strong Financial Literacy Industry Expertise and Background.  Members of our senior management team have extensive experience in the investment, banking and financial industry and in serving the community by teaching licensing programs for financial professional and providing consulting, training and speaking development services. Our Chief Executive Officer, Tracy Piercy, has approximately twenty years of experience in the financial industry, and our President, Nancy Boisvert, has over twenty-five years of experience from federal politics, personal finance and working in marketing, communication and public relations capacities.

CONTENT AND PRODUCT DEVELOPMENT/DELIVERY

Our systems are built on the demands of both the consumer and the financial professional we serve and delivered through systems that - operate in a completely hosted manner, eliminating the need for our customers to run any special hardware or software to receive our information. - We will continue to invest in improving the performance, functional depth and the usability of our services to better meet our customer’s needs.

We have the ability to scale our application and core business in a very fast and efficient manner. Moreover, we can focus our resources on building new content to deliver to our consumer and financial advisor base as a whole rather than on maintaining an infrastructure to support each of their distinct  programs.

As a result, our consumers and financial advisors will be able to realize the full value of these enhancements as part of their ongoing subscription without the need for special hardware or software.

INTELLECTUAL PROPERTY

Intellectual Property Sale Agreement

Effective May 4, 2010, MoneyMinding entered into an intellectual property sale agreement (the “Intellectual Property Sale Agreement”) with the special note holders of MoneyMinding Inc. (the “Note Holders”) and MoneyMinding Inc. (:MMI”).. Previously the Note Holders and Tracy Piercy, our President/Chief Executive Officer, had entered into an agreement to develop certain intellectual property owned and controlled by Piercy. The Note Holders invested monies to develop and sell products from which revenue generated was to be divided among the Note Holders, MMI and Piercy. Moreover, the Note Holders had purchased notes from MMI in various denominations ranging from $500.00 to $10,000 in exchange for certain financial consideration stemming directly from revenue generated by the sale of the intellectual property. In accordance with the terms and provisions of the Intellectual Property Sale Agreement, MoneyMinding purchased the intellectual property from MMI and issued shares of its class A common stock to those certain Note Holders who converted their notes to a subscription agreement for shares of common stock in MoneyMinding. MoneyMinding issued an aggregate of 536,609 shares of its common stock to those certain Note Holders on a pro-rata basis.

EMPLOYEES

The total number of employees we have, including full- and part-time, is currently 3. We rely on the services of our Chief Executive Officer and our President and other executive management to devote as much time as they can to our operations and to spend time overseeing our administrative responsibilities as well. Currently, both Tracy Piercy and Nancy Boisvert devote approximately 40-60 hours per week to our operations. We anticipate that our officers will continue to devote the same number of hours, on average, per week in the foreseeable future.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

OFFICERS AND DIRECTORS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are elected by the board of directors and serve until their respective successor is duly elected and qualified, or until she or he are removed from office. The board of directors has no nominating, auditing or compensation committees. The persons named below have held their offices/positions since our inception and is expected to hold their offices/positions until the next annual meeting of our stockholders.

The name, address, age and position of our present officers and directors are set forth below:

Name	Age	Position(s)

Tracy Piercy	46	Chief Executive Officer and Chairman of the Board of Directors

Nancy Boisvert	53	President and a Director

Eric B. Watchorn	45	Vice President of Business Development, Chief Financial Officer/treasurer and a Director

Doug Frankiw	51	Director

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

Tracy Piercy. Ms. Piercy is the founder of MoneyMinding and is our Chief Executive Officer and Chairman of the Board of Directors. Ms. Piercy delivers a values-based, lifestyle approach to personal finance. Ms. Piercy has been in the financial services industry since 1991 and is a Certified Financial Planner by profession. Her knowledge in the industry includes insurance, banking, investments, business, marketing, education and psychology. Ms. Piercy was a top producing investment advisor with one of Canada’s largest investment firms, CIBC Wood Gundy, when she sold her successful practice in 1999 to concentrate on financial training, expanding on what is now known as the MoneyMinding® methodology. Since 1999, Tracy has taught industry-required licensing courses and consulted with industry regulators, including producing content for the British Columbia Securities Commission on avoiding investment fraud.  The organizational principles of “Know Yourself, Know Your Advisor, Know Your Investment” of this program have been adopted by the Commission for investor education.  Other notable works include training for the IDA (now IIROC), the CGA professional development association, and as a local board member for the Financial Advisors Association (Advocis).  Ms. Piercy has developed and delivered MoneyMinding concepts and programs for financial institutions and individual advisors, including BC Central Credit Union, Investors Group, HUB Financial, and Sun Life. Her concepts have appeared in programs for the Canadian Securities Regulators, Financial Institutions, Individual Advisors in Canada and the US and thousands of consumers with hundreds of success stories. Ms. Piercy’s consulting, training / speaking and program development services enable her to assist companies, financial institutions and educational providers with a range of financial literacy programs for marketing, client and staff development, customer service, employee assistance, corporate social responsibility and education. Ms. Piercy is also the author of four books and several courses and programs, which many of are also available on CD audio and online video.  Ms. Piercy’s experience as the founder of MoneyMinding brings together her experience in private practice in the financial services areas of banking, insurance and investing, and corporate and regulatory experience consulting with advisors, consumers and corporations.  Although Ms. Piercy’s principle place of business is in Victoria, British Columbia, MoneyMinding products and services have a universal concept and have been provided to consumers globally.

Nancy Boisvert. Ms. Boisvert is the President and a member of the Board of Directors. Ms. Boisvert brings knowledge and experience from federal politics, personal finance and real estate and has worked as a consultant in marketing, communication and public relations capacities since 1984. Organizational skills and attention to detail have awarded Ms. Boisvert with success running political campaigns, designing and implementing a number of business models, and coordinating fundraising events. She has worked in the public and private sectors with a variety of clients, including start-ups and public companies, financial services, political parties and elected representatives.  Since 2005, Ms. Boisvert has focused her PR and marketing efforts in the financial services industry, and became a licensed financial planner in 2008. Based in Calgary, Alberta, Ms. Boisvert joined MoneyMinding as its President at its inception in 2010.

Eric B. Watchorn. Mr. Watchorn is our Chief Financial Officer/Treasurer and a member of the Board of Directors. Mr. Watchorn has a substantial background in corporate development from the ground up as well as knowledge and network as it relates to corporate audit and compliance. Involved in the financial and trading industries since 1999, Mr. Watchorn founded Trade True Securities in 2001 and Versa Trading Corp. in 2004.  Both of these companies operated Client and Proprietary Direct Access Trading Operations in British Columbia, Canada, and in Vietnam.  All Canadian operations were sold in 2007.  He still acts as a consultant to several trading floors around the world and has developed advanced automated and algorithmic black and grey box technical trading systems.  Mr. Watchorn has personally trained hundreds of people in North America, China, Vietnam, and Thailand on the basics of the currency and equity markets, arbitrage, and technical analysis trading.  Since 2008, he has been the founder and President of PolarStar Investments International, LLC and PolarStar Investments Inc. PolarStar is a facilitation company that assists monetization of quality assets and commodities with performing bankers internationally, offering its clients a full service option to private commodity transactions and a variety of global investment locations. Besides his University education, Mr. Watchorn also hold Series 24, 55, and was waived Series 7 in light of having obtained the Canadian Securities Course, Conduct & Practices and Branch Managers Courses. Mr. Watchorn also speaks and writes fluently in German. Mr. Watchorn’s principle place of business is in Victoria, British Columbia, and his international experience and connections within the financial investment community will assist in the growth of the company on an international basis.

Doug Frankiw. Mr. Frankiw is a member of the Board of Directors.   Mr. Frankiw’s principal occupation has been in banking/lending and in community development.  From 1995 – 2006, Mr. Frankiw was General Manager for Community Futures Development Corp and was Chairman of Community Futures Province of BC (Lending).  While Mr. Frankiw is involved with several ongoing endeavors, his primary focus since 2006 has been as chief executive officer of CEO On The Go, an organization he founded, which provides consulting to CEOs and Boards of Directors and has to date helped better than 2,100 companies. Mr. Frankiw has a strong financial background and during his twenty-eight year career; he has been Chairman of a large lending institution and a senior officer with The Business Development Bank as well as the Royal Bank of Canada. His educational background includes eleven years of post secondary education including a Masters in Finance. Mr. Frankiw is an accomplished public speaker and was Keynote Speaker with Dr. David Suzuki. On January 12, 2005, Mr. Frankiw received the prestigious Business Mentorship of the Year award from Industry Canada, Alcan Canada, and TELUS Business.  Mr. Frankiw has served on many Boards and continues to work with Fortune 500 Companies and Universities on a global basis.  Mr. Frankiw’s principle place of business is in Vernon, British Columbia and Vancouver, British Columbia.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past ten years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Tracy Piercy is deemed a “promoter” of our company, within the meaning of such term under the Securities Act of 1933, since she founded and organized our company. Ms. Piercy is our only “promoter”.   Except for the transactions noted below, one of our directors, officers or principal stockholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction or in any proposed transactions, which has materially affected or will materially affect us during fiscal year ended September 30, 2011.

•	On April 18, 2010, we issued 5,000,000 shares of restricted common stock to Tracy Piercy, our Chief Executive Officer and Chairman of the Board of Directors.

•
As of September 30, 2010 and December 31, 2010, we had liabilities due to founders in the amount of $490,919 and $405,814, respectively, for operating advances and expenses paid on our behalf for opening the corporate bank account, organizational and startup costs, and consulting fees related to our business operations. The loans are verbal, due on demand, unsecured, non interest bearing and have no specific terms for repayment. The loans are as follows:

•
On April 1, 2010, we entered into an indefinite rental agreement with Tracy Piercy and Nancy Boisvert for home office space. The agreements require a $1,000 monthly payment to Ms. Piercy and a $300 monthly payment to Ms. Boisvert. As of September 30, 2010 and December 31 , 2010, we paid $3,952 and $7,557, respectively, for office space.

Employment Agreements

Tracy Piercy.  On April 19, 2010, we entered into an employment agreement (the “Piercy Employment Agreement”) with Tracy Piercy. In accordance with the terms and provisions of the Piercy Employment Agreement: (i) we are required to pay Piercy monthly installments of $18,000, which is equivalent to $216,000 on an annual basis; (ii) any amounts not paid and due incur interest at the rate of 10% annually and shall be paid in shares of common stock at a 50% discount to the market price at the time of issuance; and (iii) while in force and effect and for a period of three years after termination, Piercy shall not compete or disclose our customer lists, trade secrets or other confidential information.

Nancy Boisvert.  On April 19, 2010, we entered into an employment agreement (the “Boisvert Employment Agreement”) with Nancy Boisvert. In accordance with the terms and provisions of the Boisvert Employment Agreement: (i) we are required to pay Boisvert monthly installments of $15,000, which is equivalent to $180,000 on an annual basis; (ii) any amounts not paid and due incur interest at the rate of 10% annually and shall be paid in shares of common stock at a 50% discount to the market price at the time of issuance; and (iii) while in force and effect and for a period of three years after termination, Boisvert shall not compete or disclose our customer lists, trade secrets or other confidential information.

COMMITTEES OF THE BOARD OF DIRECTORS

As of the date of this prospectus, we have not established an audit committee, a compensation committee nor a nominating committee. We intend within the next fiscal year to establish such committees and adopt and authorize certain corporate governance policies and documentation.

The respective role of an audit committee has been conducted by our Board of Directors. When established, the audit committee's primary function will be to provide advice with respect to our financial matters and to assist our Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The audit committee's primary duties and responsibilities will be to: (i) serve as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent accountants; (iii) evaluate our quarterly financial performance as well as its compliance with laws and regulations; (iv) oversee management's establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent accountants, management and our Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the period October 1, 200 9 through fiscal year ended September 30 , 2010. This information includes the dollar value of base salaries, bonus awards and number of stok options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

Summary Compensation Table
						Non-	Nonqualified
						Equity	Deferred	All
						Incentive	Compensa-	Other
				Stock	Option	Plan	tion	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Tracy Piercy, CEO	2010	22,743	50	50	0	0	0	0	22,793

Nancy Boisvert, President	2010	3,750	0	0	0	0	0	0	13,250

The following table sets forth the compensation paid by us from inception to September 30 , 2010 for our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our directors.

	Director Compensation
	Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Tracy Piercy 2010	0	0	0	0	0	0	0
Nancy Boisvert	2010	0	0	0	0	0	0
Doug Frankiw	2010	0	0	0	0	0	0
Eric Watchorn	2010	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed. There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, sole officer and key employee, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of her shares and possess sole voting and dispositive power with respect to the shares. As of the date of this Prospectus, there are 46,467,627 shares issued and outstanding.

			Percentage of		Percentage of
	Number of		Ownership	Number of	Ownership
	Shares Before		Before the	Shares After	After the
Name and Address of Beneficial Owner	the Offering		Offering	the Offering	Offering
Tracy Piercy [1] 1819 Stanley Avenue Victoria, British Columbia Canada V8R 3X3	31,236,233	[2]	67.2%	30,771,557	66.2%

Nancy Boisvert #110 – 108 Edgeridge Terr. NW Calgary, Alberta, Canada T3A 6C4	4,919,294		10.6%	4,454,618	9.6%

Eric Watchorn 5125 Santa Clara Avenue Victoria, British Columbia Canada V8R 1W3	100,000		0.2%	-0-	0%

Douglas Frankiw 4308 Wellington Drive Vernon, British Columbia Canada V1T 8W3	350,000		0.2%	-0-	0%

All Officers and Directors as a Group (4 individuals)	37,895,292		81.5%	35,226,170	74.8%

[1]  The person named above may be deemed to be a “parent” and “promoter” of our company, within the meaning of  such terms under the Securities Act of 1933, as amended, by virtue of their having founded the company. Ms. Piercy is our only “promoters”.

[2]  Ms. Piercy has no shares to which she has the right to acquire, nor any options or warrants or convertible instruments or other securities of any kind.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

SELLING SHAREHOLDERS

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares.

Name	Total number of shares owned prior to offering(8)	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the share are sold in the offering
Tracy Piercy	31,236,233	67.2%	464,676	66.2%
Nancy Boisvert	4,919,294	10.6%	464,676	9.6%
Susan Ranzinger	1,639,765	3.5%	464,676	2.5%
Peter Leeuwerke	1,214,286	2.6%	214,286	2.2%
Douglas and Merlene Frankiw	350,000	.0.8%	350,000	0.0%
Eric Watchorn	100,000	0.2%	100,000	0.0%
Barbara Alexandra Boisvert	525,000	0.7%	400,000	0.03%
Bradley and Arlene Boisvert	300,000	0.6%	300,000	0.0%
Graham and Catherine Boisvert	200,000	0.4%	200,000	0.0%
0869629 BC Ltd. (James Rowse)	200,000	0.4%	200,000	0.0%
Matt Forrester	500,000	1.1%	400,000	0.02%
Corinne DeRuiter	250,000	0.5%	250,000	0.0%
Anya Snow	788,160	1.7%	400,000	0.08%
RPC Capital Corp. (1)	2,222,222	4.8%	2,222,222	0.0%
Opt-In Capital Corp. (2)	250,000	0.5%	250,000	0.0%

Total	44,494,960	95.2%	6,680,537	81.05%

(1)	Grahame Entwistle is the principal of RPC Capital Corp . and has voting and dispositive power over the shares beneficially owned by RPC Capital Corp.
(2)	Peter Leeuwerke is the principal of Opt-In Capital Corp . and has voting and dispositive power over the shares beneficially owned by Opt-In Capital Corp.

All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders. No shareholder has any shares to which they have a right to acquire, nor any options, warrants, convertible instruments nor any other security of any kind.

Barbara Alexandra Boisvert is the mother of Nancy Boisvert.

Bradley and Arlene Boisvert are the brother and sister-in-law of Nancy Boisvert.

Graham and Catherine Boisvert are the brother and sister-in-law of Nancy Boisvert.

No selling shareholder is a broker-dealer, nor an affiliate of a broker-dealer.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.000001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and,
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. Currently, our Chief Executive Officer, Tracy Piercy, holds 67.2% of all issued and outstanding shares herself.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the Securities and Exchange Commission under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities will be New York Stock Transfer, LLC. Its telephone number is 864-697-8552.

CERTAIN TRANSACTIONS

We completed a private placement offering pursuant to Regulation D, Rule 506 of the Securities Act of 1933. The offering began in April 2010 and was closed September 2010. A total of 125,000 shares were sold in the offering to eight investors at a price of $0.50 per share, which raised a total of $62,500 in cash. The 125,000 shares issued in consideration of consulting and marketing services rendered were also included in the Regulation D, Rule 506 offering, and are also being registered in this offering.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our unaudited consolidated pro forma financial statements from inception (March 30, 2010) to September 30, 2010, including audited financial statements of Dakville Corp. from inception (April 19, 2010 to September 30, 2010) and audited financial statements of MoneyMinding International Inc from inception (March 30, 2010) to September 30, 2010, included in this prospectus have been audited by De Joya Griffith & Company, LLC, 2580 Anthem Village Drive, Henderson, Nevada 89052 telephone (702) 563.1600, as set forth in its reports included in this prospectus. Its reports are given upon its authority as an expert in accounting and auditing.

LEGAL MATTERS

Diane D. Dalmy, 8965 West Cornell Place, Lakewood, Colorado 80227, telephone (303) 985.9324 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

Consolidated Balance Sheet Pro Forma at September 30, 2010 - MoneyMinding International Corp.	F-23
Consolidated Statement of Income from inception (March 30, 2010) to September 30, 2010 - MoneyMinding International Corp.	F-24
Consolidated Statement of Cash Flows from inception (March 30, 2010) to September 30, 2010 - MoneyMinding International Corp.	F-25
Notes to the Consolidated Financial Statements - MoneyMinding International Corp.	F-26

Consolidated Balance Sheet Pro Forma at December 31, 2010- MoneyMinding International Corp.	F-27
Consolidated Statement of Income from inception (March 30, 2010) to December 31, 2010 - MoneyMinding International Corp	F-28
Consolidated Statement of Stockholder’s Equity (Deficit) from inception (March 30, 2010) to December 31, 2010 – MoneyMinding International Corp.	F-29
Notes to the Consolidated Financial Statements - MoneyMinding International Corp.	F-30

Until _____________2011, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Dakville, Corp.
Las Vegas, Nevada

We have audited the accompanying balance sheet of Dakville, Corp. (A Development Stage Company) as of September 30, 2010 and the related statements of operations, stockholder’s deficit and cash flows from inception (April 19, 2010) through September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dakville, Corp. (A Development Stage Company) as of September 30, 2010 and the results of its operations and cash flows from inception (April 19, 2010) through September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
January 17, 2011

2580 Anthem Village Dr., Henderson, NV  89052
Telephone (702) 563-1600 ●  Facsimile (702) 920-8049

Dakville Corp.
(A Development Stage Company)
Financial Statements
September 30, 2010

Prepared by
GA Consulting LLC
Denver, Colorado

Dakville Corp.
(A Development Stage Company)
BALANCE SHEET

September 30, 2010
ASSETS
Current assets
Cash	$-
Total current assets	-

Total assets	$-

LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities
Due to related parties	$2,248
Total current liabilities	2,248

Stockholder's deficit
Common stock;
$.000001 par; 50,000,000 authorized
5,000,000 issued and outstanding	5
Additional paid-in capital	45
Accumulated deficit during the development stage	(2,298)
Total stockholder's deficit	(2,248)

Total liabilities and stockholder's deficit	$-

Dakville Corp.
(A Development Stage Company)
STATEMENT OF INCOME

From inception
(April 19, 2010) to
September 30, 2010

Revenues	$-

Operating expenses
Consulting	2,248
Business licenses and permits	50
Total operating expenses	2,298

Operating loss	(2,298)

Net loss	$(2,298)

Basic loss per common share	$(0.00)

Basic weighted average common
shares outstanding	5,000,000

Dakville Corp.
(A Development Stage Company)
STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

				Accumulated	Total
	Common Stock		Additional	Deficit during	Stockholder's
	Shares	Amount	Paid-in capital	Development Stage	Deficit

Balance, inception (April 19, 2010)	-	$-	$-	$-	$-

Issuance of founders shares for cash - April 19, 2010	5,000,000	5	45	-	50

Net loss	-	-	-	(2,298)	(2,298)

Balance, September 30, 2010	5,000,000	$5	$45	$(2,298)	$(2,248)

Dakville Corp.
(A Development Stage Company)
STATEMENT OF CASH FLOW

From inception
(April 19, 2010) to
September 30, 2010
Cash flows from operating activities:
Net loss	$(2,298)
Adjustments to reconcile net loss to net cash
used by operating activities	-
Net cash used in operating activities	(2,298)

Cash flows from financing activities:
Proceeds from related party advances	2,248
Proceeds from issuance of common stock	50
Net cash provided by financing activities	2,298

Net change in cash	-

Cash, beginning of period	-

Cash, end of period	$-

Dakville Corp.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2010
(Audited)

1.	Organization and Going Concern

Organization

Dakville Corp. (the “Company” or “Dakville”) was incorporated on April 19, 2010 under the laws of the state of Nevada. The Company is in the development stage as defined under Financial Accounting Standards Board Accounting Standards Codification (FASB ASC 915-205) “Development-Stage Entities. The Company intends to become a leading provider of independent, practical financial training, programs and materials for financial professionals, companies and consumers, integrating behavioral finance into the financial literacy process. The Company’s initial target market is located in Canada.

Going Concern and Liquidity Considerations

The accompanying financial statements were prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of September 30, 2010, the Company has a working capital deficiency of $2,248.

These factors among others raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the company cannot continue in existence.

Thereafter, the company will be required to seek additional funds, either through sales, debt, and/or equity financing, to finance long-term operations. The successful outcome of future activities cannot be determined at this time, and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive results.

2.	Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented is US dollars.

Fiscal Year

The Company has a fiscal year end of September 30.

Income Taxes

The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Dakville Corp.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2010
(Audited)

2.
Significant Accounting Policies (Continued)

Earnings (loss) Per Share

The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share”. Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect.

Financial Instruments

The fair value of the Company’s financial assets and financial liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Revenue Recognition on Product sales

Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

Use of Estimates

The preparation of  financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recently Adopted Accounting Standards

In April 2010, the FASB issued ASU No. 2010-17, "Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition" (codified within ASC 605 - Revenue Recognition). ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. ASU 2010-17 is effective for interim and annual periods beginning after June 15, 2010. The adoption of ASU 2010-17 is not expected to have any material impact on our financial position, results of operations or cash flows.

In May 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-19 (ASU 2010-19), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the Company's financial position, results of operations or cash flows of the Company.

Dakville Corp.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2010
(Audited)

3.	Common Stock At inception (April 19, 2010), the Company issued 5,000,000 shares at $0.00001 for total cash proceeds of $50.00.

4.
Related Party Transactions

At inception, a shareholder of the Company advanced $2,248 to the Company for corporate organization services. The payable is non-interest bearing, unsecured, and due at such a time as the Board of Directors feels the Company has sufficient capital.

5.
Income Taxes

The Company has adopted the FASB ASC 740-10, “Income Taxes”. As of September 30, 2010, the Company had a net operating loss carry forward of approximately $2,298 that may be available to reduce future years’ taxable income through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to this tax loss carryforward.

The provision for income taxes consisted of the following components for the period ended September 30, 2010:

2010
Current:
Federal	35%
State	0%
Deferred:	-
Total income tax provision	35%

Componentsof net deferred tax assets, including a valuation allowance, are as follows at September 30:

2010
Deferred tax assets:
Net operating loss carryforward	$2,298

Total deferred tax assets	804
Less: Valuation Allowance	(804)

Net Deferred Tax Assets	$-

The valuation allowance for deferred tax assets as of September 30, 2010 was $804.  In assessing the recovery of  the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of September 30, 2010.

Dakville Corp.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2010
(Audited)

6.
Subsequent Events

On November 11, 2010, the Company entered into a loan agreement with a shareholder of the Company in the amount of $2,248. This loan was created in regards to the payment of the Company’s initial startup costs. The loan is at zero interest and payable when the board of the Company agrees that there are sufficient funds available for repayment or if the Company has generated more than $200,000; whichever comes first.

On November 15, 2010, the Company issued shares to a group of private investors in the amount of 1,298,000 shares at $0.00001 per share for total cash proceeds of $11.68.

In November 2010, the Company issued shares to a group of private investors for the purchase of 2,988,160 shares at $0.05 per share for total cash proceeds of $149,408.

Effective December 15, 2010, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with MoneyMinding International Inc., a private corporation organized under the laws of the Province of Alberta (“MoneyMinding”) and the shareholders of MoneyMinding (the “MoneyMinding Shareholders”) holding in the aggregate 100% of the total issued and outstanding shares of MoneyMinding (the “MoneyMinding Shares”). In accordance with the terms and provisions of the Share Exchange Agreement, we acquired one hundred percent (100%) of the total issued and outstanding shares of common stock of MoneyMinding held of record by the MoneyMinding Shareholders in exchange for issuance of an aggregate 11,758,382 shares of our restricted common stock. Thus, the transaction will result in MoneyMinding becoming a wholly-owned subsidiary in a tax-free exchange and the business and operational activities of MoneyMinding will primarily be conducted by and through the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
MoneyMinding International, Inc.
Toronto, Ontario

We have audited the accompanying balance sheet of MoneyMinding International, Inc. (A Development Stage Company) as of September 30, 2010 and the related statements of operations, stockholders’ deficit and cash flows from inception (March 30, 2010) through September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MoneyMinding International, Inc. (A Development Stage Company) as of September 30, 2010 and the results of its operations and cash flows from inception (March 30, 2010) through September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith & Company, LLC

Henderson, Nevada
December 23, 2010

2580 Anthem Village Dr., Henderson, NV  89052
Telephone (702) 563-1600 ●  Facsimile (702) 920-8049

MONEYMINDING INTERNATIONAL INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(AUDITED)

September 30, 2010
ASSETS
Current assets
Cash	$16,669
Other receivable	4,148
Total current assets	20,817

Total assets	$20,817

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$24,516
Accounts payable - related parties	228,787
Due to a related party (Note 2)	177,027
Convertible debenture (net of unamortized discount of $29,075) (Note 3)	55,925
Total current liabilities	486,255

Long-Term liabilities
Convertible debenture, (net of unamortized discount of $20,227) (Note 3)	29,773
Total long-term liabilities	29,773
Total liabilities	516,028

Stockholders' deficit
Preferred stock; no par; unlimited shares authorized, nil issued and outstanding	--
Common stock; no par; unlimited shares authorized,
34,684,245 issued and outstanding	839,014
Additional paid-in capital	47,143
Accumulated other comprehensive loss
Foreign currency translation adjustment	(8,407)
Accumulated deficit during the development stage	(1,372,961)
Total stockholders' deficit	(495,211)

Total liabilities and stockholders' deficit	$20,817

MONEYMINDING INTERNATIONAL INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF INCOME
(AUDITED)

From inception
(March 30, 2010) to
September 30, 2010

Revenues	$15,248

Operating expenses
Selling general and administrative	318,669
Consulting	142,134
Research and development	792,000
Salaries and benefits	109,304
Sales and marketing	10,128
Total operating expenses	1,372,235

Operating loss	(1,356,987)

Interest expense	8,133
Amortization of debt discount	7,841

Net loss	$(1,372,961)

Other comprehensive loss
Foreign currency translation adjustment	8,407
Total comprehensive loss	$(1,381,368)

Basic loss per common share	$(0.04)

Basic weighted average common
shares outstanding	34,642,511

MONEYMINDING INTERNATIONAL INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
(AUDITED)

							Accumulated
						Accumulated	Deficit
					Additional	Other	during	Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Development	Stockholders'
	Shares	Amount	Shares	Amount	capital	Loss	Stage	Deficit

Balance, inception (March 30, 2010)	-	$-	-	$-	$-	$-	$-	$-

Issuance of founders shares for cash - March 31, 2010	-	-	33,009,578	14	-	-	-	14

Issuance of shares for research and development - May 2010	-	-	1,584,000	792,000	-	-	-	792,000

Issuance of stock for cash - April to September, 2010	-	-	84,000	42,000	-	-	-	42,000

Issuance of stock for cash - July, 2010	-	-	6,667	5,000	-	-	-	5,000

Beneficial conversion on notes payable	-	-	-	-	47,143	-	-	47,143

Foreign currency translation	-	-	-	-	-	(8,407)		(8,407)

Net loss	-	-	-	-	-	-	(1,372,961)	(1,372,961)

Balance, September 30, 2010	-	$-	34,684,245	$839,014	$47,143	$(8,407)	$(1,372,961)	$(495,211)

MONEYMINDING INTERNATIONAL INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
(AUDITED)

From inception
(March 30, 2010) to
September 30, 2010
Cash flows from operating activities:
Net loss	$(1,372,961)
Adjustments to reconcile net loss to net
cash used by operating activities:
Amortization of debt discount	7,841
Stock issued for research and development	792,000
Changes in operating assets and liabilities
Increase in other receivable	(4,148)
Increase in accounts payable and accrued liabilities	24,516
Increase in accounts payable to a related party	228,787
Net cash used in operating activities	(323,965)

Cash flows from financing activities:
Proceeds from related party advances	177,027
Proceeds from convertible notes payable	125,000
Proceeds from issuance of common stock	47,013
Net cash provided by financing activities	349,040

Net change in cash	25,076
Effect of changes in exchange rates	(8,407)

Cash, beginning of period	--

Cash, end of period	$16,669

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-
Non cash financing activities
Beneficial conversion feature	$47,143
Original issue discount	$10,000
Common stock issued for research and development	$792,000

MONEYMINDING INTERNATIONAL INC.
NOTES TO THE FINANCIAL STATEMENTS
(A DEVELOPMENT STAGE COMPANY)
(AUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of Business –  MoneyMinding International, Inc., (referred to as the “Company”) is a leading provider of independent, practical financial training, programs and materials for financial professionals, companies  and consumers, integrating behavioral finance into the financial literacy process. The Company maintains executive and operational offices in Canada.

Development stage - The Company's financial statements are presented as those of a development stage enterprise in accordance with FASB ASC 915. Activities during the development stage primarily include implementation of the business plan, and obtaining additional debt and/or equity related financing.

History -  MoneyMinding International, Inc.. ( referred to as the “Company”) was incorporated in Alberta, Canada on March 30, 2010.

Going Concern - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $1,372,961 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the company cannot continue in existence.

Use of Estimates - The preparation of  financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Revenue Recognition on Product sales - Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

Other Receivable – Accounts receivable is comprised of recoverable Canadian sales tax.  The carrying amount of accounts receivable is reviewed periodically for collectability.  If  management determines that collection is unlikely, an allowance that reflects management’s best estimate of the amounts that will not be collected is recorded.  Management reviews each accounts receivable balance that exceeds 30 days from the invoice date and, based on an assessment of creditworthiness, estimates the portion, if any, of the balance that will not be collected.  As of September 30, 2010, the Company had not recorded a reserve for doubtful accounts.

MONEYMINDING INTERNATIONAL INC.
NOTES TO THE FINANCIAL STATEMENTS
(A DEVELOPMENT STAGE COMPANY)
(AUDITED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (Continued)

Trademarks and Licenses - The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

ASC 350-10 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

Income Taxes - The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (loss) Per Share - The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share”, Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect.

Financial Instruments - The fair value of the Company’s financial assets and financial liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

Comprehensive Income - The Company is required to report comprehensive income, which includes net loss as well as changes in equity from non-owner sources.

Foreign Currency Translation - The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”).

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the balance sheet date and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the period.  Translation adjustments from the use of different exchange rates from period to period are included in the Accumulated Other Comprehensive Income account in Stockholders’ Equity, if applicable.  Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses are included in the Statement of Operations and Comprehensive Loss.

Advertising Costs - Advertising costs are expensed as incurred. There was $1,512 in advertising costs included in sales and marketing expenses for the period from inception (March 30, 2010) to September 30, 2010.

MONEYMINDING INTERNATIONAL INC.
NOTES TO THE FINANCIAL STATEMENTS
(A DEVELOPMENT STAGE COMPANY)
(AUDITED)

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (Continued)

Research and development costs - Research and development expenses include costs associated with developing brand recognition and expenses associated with product development. Such costs related to product development are included in research and development expense until the point that technological feasibility is reached, which for our service-based products, is generally shortly before the services are offered to the general public through our web site and marketing partners. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products and services. Research and development costs are charged to expense when incurred.

Recent Accounting Pronouncements – In April 2010, the FASB issued ASU No. 2010-17, "Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition" (codified within ASC 605 - Revenue Recognition). ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. ASU 2010-17 is effective for interim and annual periods beginning after June 15, 2010. The adoption of ASU 2010-17 is not expected to have any material impact on our financial position, results of operations or cash flows.

In May 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-19 (ASU 2010-19), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the Company's financial position, results of operations or cash flows of the Company.

2.  RELATED PARTY TRANSACTIONS

As of September 30, 2010, the Company had  liabilities due to founders due on demand totaling $405,814 as follows:

Of the total amount due, $177,027 is due as an advance made by three corporate officers to pay corporate expenses. These amounts are non-interest bearing, due on demand, and unsecured.

Of the total amount due, $228,787 is due to three officers of the Company as accrued payroll. This amount is accruing 10% annually and is unsecured. The provisions of the employment contracts allow the accrued payroll or any portion thereof to be converted into common stock at a 50% discount to market at the discretion of the Company.

Office Rental - On April 1, 2010, the Company entered into an indefinite rental agreement with two officers of the Company: Nancy Boisvert and Tracy Piercy for home office space.  The  agreements call for a $1,000 monthly payment to Piercy and a $300 monthly payment to Boisvert.

During the period from inception (March 30, 2010) to September 30, 2010, the Company paid $7,557 for office rent.

MONEYMINDING INTERNATIONAL INC.
NOTES TO THE FINANCIAL STATEMENTS
(A DEVELOPMENT STAGE COMPANY)
(AUDITED)
3.  CONVERTIBLE NOTES PAYABLE

During 2010, the Company issued three unsecured convertible notes payable with an aggregate total of $125,000.

The original issue discount note is for $25,000 and contains a discount  of $10,000 which is due by January 27, 2011.  The note also contains a conversion feature which at the investor’s option until the repayment date, provides that the discount on the note may be converted to shares of the Company’s common stock at  a 30% discount to the market price.  The market price is based upon the closing price per share on the day prior to the receipt of notice, which shall be delivered in writing to the Company. A total original issue discount of $10,000 and a beneficial conversion feature of $4,285 were recorded on this note, both of which are amortized over the life of the note. As of September 30, 2010, $357 had been amortized and expensed.

One of the notes, with a face value of $50,000, bearing 10% per annum maturing on June 15, 2011, has a beneficial conversion feature totaling $21,429.  The graduated conversion feature allows the note holder to convert the debt into common stock at a price of $0.35 per share if exercised by September 15, 2010, $0.50 per share if by December 15, 2010, $0.75 if by March 15, 2011, and $1.20 if by June 15, 2011 . The beneficial conversion feature is amortized over the life of the note. As of September 30, 2010, $6,282 has been amortized and expensed.

One of the notes, with a face value of $50,000, bearing 10% per annum maturing on August 20, 2012, has a beneficial conversion feature totaling $21,429.  The graduated conversion feature allows the note holder to convert the debt into common stock at a price of $0.35 per share if exercised by November 20, 2010, $0.50 per share if by February 20, 2011, $0.75 if by May 20, 2011, $1.20 if by August 20, 2011, and $1.50 if by August 20, 2012. The beneficial conversion feature is amortized over the life of the note. As of September 30, 2010, $1,202 had been amortized and expensed

4.  STOCKHOLDERS’ DEFICIT

The authorized stock of the Company consists of an unlimited number of shares of no par value common stock and an unlimited number of shares of no par value preferred stock.  For the preferred stock the Company has designated two series:  Series I Preferred Stock and Series J Preferred Stock.

PREFERRED STOCK

Preferred Stock - Series I
The Series I preferred stock carries the following rights and preferences:

     o    Redeemable and retractable
     o    Senior dividend and liquidation preferences to all classes of common stock
     o    Voting rights

Preferred Stock – Series J
The Series J preferred stock carries the following rights and preferences:

     o    Redeemable and retractable
     o    Senior dividend and liquidation preferences to all classes of common stock

As of September 30, 2010, there were no preferred shares issued and outstanding.

MONEYMINDING INTERNATIONAL INC.
NOTES TO THE FINANCIAL STATEMENTS
(A DEVELOPMENT STAGE COMPANY)
(AUDITED)

4.  STOCKHOLDERS’ DEFICIT (Continued)

At inception (March 30, 2010), the Company issued 33,009,578 shares at $0.00000038 for $13 cash.

In May,  2010, the Company issued 1,584,000 shares at $0.00000038 in exchange for research and development costs. These shares were valued at $0.50 per share; see note 5.

During April, 2010 through September 30, 2010, the Company issued a total of 84,000 shares at $0.50 for $42,000 in cash.

On July 1, 2010, the Company issued 6,667 shares at $0.75 per share for $5,000 cash.

5.  RESEARCH & DEVELOPMENT

On May 4, 2010, the Company entered into an agreement with MoneyMinding, Inc. and its shareholders to acquire intellectual property held by MoneyMinding, Inc. The agreement stipulated that all former shareholders of MoneyMinding, Inc. would have their ownership interests exchanged from MoneyMinding, Inc. to MoneyMinding International, Inc. In exchange, MoneyMinding, Inc. agreed to relinquish all rights in certain intellectual property to MoneyMinding International, Inc. The intellectual property is primarily comprised of material that was created for  use in a planned infomercial that never aired. Accordingly, management determined that since the plans for the infomercial never materialized, the costs should be expensed as research and development. The fair value of the transaction was determined by using the fair value of the common stock on the date of the transaction. Since the Company is still in development stage, the result of this transaction was a $792,000 expense to research and development.

6.  INCOME TAXES

The Company has adopted the FASB ASC 740-10, “Income Taxes”. As of September 30, 2010, the Company had net operating loss carry forward of approximately $343,970 that may be available to reduce future years’ taxable income through 2017. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to this tax loss carryforward.

The provision for income taxes consisted of the following components for the period ended September 30, 20010:

2010
Current:
Federal (Canada)	11.0%
Provincial (Alberta)	3.0%
Deferred:	-
Total income tax provision	14.0%

Components of net deferred tax assets, including a valuation allowance, are as follows at September 30:

2010
Deferred tax assets:
Net operating loss carryforward	$343,970

Total deferred tax assets	63,866
Less: Valuation Allowance	(63,866)
Net Deferred Tax Assets	$-

6.  INCOME TAXES (Continued)

The valuation allowance for deferred tax assets as of September 30, 2010 was $63,866.  In assessing the recovery of  the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of September 30, 2010.

7.  SUBSEQUENT EVENTS

On October 14, 2010, Barbara Boisvert, a relative of an officer of the Company, purchased 10,000 shares at $0.20 for $5,000 in cash.

Effective December 15, 2010, the Company entered into a share exchange agreement with Dakville Corp., a corporation organized under the laws of the State of Nevada  (“Dakville”) and the shareholders of MoneyMinding (the “MoneyMinding Shareholders”) holding in the aggregate 100% of the total issued and outstanding shares of MoneyMinding (the “MoneyMinding Shares”). In accordance with the terms and provisions of the Share Exchange Agreement, Dakville acquired one hundred percent (100%) of the total issued and outstanding shares of common stock of MoneyMinding held of record by the MoneyMinding Shareholders in exchange for issuance of an aggregate 11,758,382 shares of Dakville’s restricted common stock. Thus, the transaction will result in MoneyMinding becoming a wholly-owned subsidiary of Dakville Corp in a tax-free exchange.

MoneyMinding International Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
Pro Forma Consolidated Financial Statements and Footnotes
September 30, 2010

Prepared by
GA Consulting LLC
Denver, Colorado

MoneyMinding International Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
Pro Forma Balance Sheet
(unaudited)

	Dakville, Corp.	MoneyMinding, Inc.	Intercompany	Consolidated
	(Audited)	(Audited)	Eliminating	(Pro Forma)
	September 30, 2010	September 30, 2010	Entries	September 30, 2010
ASSETS
Current assets
Cash	$-	$16,669	$-	$16,669
Other receivables	-	4,148	-	4,148
Total current assets	-	20,817		20,817

Total assets	$-	$20,817		$20,817

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$-	$24,516	-	$24,516
Accounts payable - related parties	-	228,787	-	228,787
Due to related parties	2,248	177,027	-	179,275
Convertible debenture (net of unamortized discount of $29,075)	-	55,925	-	55,925
Total current liabilities	2,248	486,255		488,503

Long-Term liabilities
Convertible debenture, (net of unamortized discount of $20,227)	-	29,773	-	29,773
Total long-term liabilities	-	29,773		29,773
Total liabilities	2,248	516,028		518,276

Stockholders' equity (deficit)
Preferred stock; no par; unlimited shares authorized,	-	-	-	-
nil issued and outstanding

Common stock;
no par; unlimited shares authorized,
34,684,245 issued and outstanding	-	839,014	-	839,014
$.000001 par; 50,000,000 authorized
5,000,000 issued and outstanding	5	-	-	5

Additional paid-in capital	45	47,143	-	47,188
Accumulated other comprehensive loss
Foreign currency translation adjustment		(8,407)	-	(8,407)
Accumulated deficit during the development stage	(2,298)	(1,372,961)	$-	(1,375,259)
Total stockholders' deficit	(2,248)	(495,211)		(497,459)

Total liabilities and stockholders' deficit	$-	$20,817		$20,817

MoneyMinding International Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
Pro Forma Statement of Income
(unaudited)

	Dakville Corp.	MoneyMinding, Inc.		Consolidated
	(Audited)	(Audited)		(Pro Forma)
	From inception	From inception	Intercompany	From inception
	(April 19, 2010) to	(March 30, 2010) to	Eliminating	(March 30, 2010) to
	September 30, 2010	September 30, 2010	Entries	September 30, 2010

Revenues	$-	$15,248.00	$-	$15,248

Operating expenses
Selling general and administrative	-	318,669.00	-	318,669
Consulting	2,248	142,134.00	-	144,382
Business licenses and permits	50	-	-	50
Research and development	-	792,000.00	-	792,000
Salaries and benefits	-	109,304.00	-	109,304
Sales and marketing	-	10,128.00	-	10,128
Total operating expenses	2,298	1,372,235.00		1,374,533

Operating loss	(2,298)	(1,356,987)		(1,359,285)

Other income (expense)
Other income	-	-	-	-
Total other income (expense)	-	-		-

Interest expense	-	8,133.00	-	8,133
Amortization of debt discount	-	7,841.00	-	7,841

Net loss	$(2,298)	$(1,372,961)		$(1,375,259)

Other comprehensive loss
Foreign currency translation adjustment	-	8,407.00	$-	8,407
Total comprehensive loss	$(2,298)	$(1,381,368)		$(1,383,666)

Basic loss per common share	$(0.00)	$(0.04)		$(0.03)

Basic weighted average common
shares outstanding	5,000,000	34,684,245	-	39,684,245

MoneyMinding International Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
Pro Forma Statement of Cash Flows
(unaudited)

	Dakville Corp.	MoneyMinding, Inc.		Consolidated
	(Audited)	(Audited)		(Pro Forma)
	From inception	From inception	Intercompany	From inception
	(April 19, 2010) to	(March 30, 2010) to	Eliminating	(March 30, 2010) to
	September 30, 2010	September 30, 2010	Entries	September 30, 2010
Cash flows from operating activities:
Net loss	$(2,298)	$(1,372,961)	$-	$(1,375,259)
Adjustments to reconcile net loss to net
Changes in operating assets and liabilities:
Amortization of debt discount	-	7,841	-	7,841
Stock issued for research and development	-	792,000	-	792,000
Changes in operating assets and liabilities
Increase in other receivable	-	(4,148)	-	(4,148)
Increase in accounts payable and accrued liabilities	-	24,516	-	24,516
Increase in accounts payable to a related party	-	228,787	-	228,787
Increase in related party payable
Net cash used in operating activities	(2,298)	(323,965)		(326,263)

Cash flows from financing activities:
Proceeds from related party advances	2,248	177,028	-	179,276
Proceeds from convertible notes payable	-	125,000	-	125,000
Proceeds from issuance of common stock	50	47,013	-	47,063
Net cash provided by financing activities	2,298	349,041		351,339

Net change in cash	-	25,076	-	25,076
Effect of changes in exchange rates	-	(8,407)	-	(8,407)

Cash, beginning of period	-	-	-	-

Cash, end of period	$-	$16,669	-	16,669

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-	-	$-
Non cash financing activities
Beneficial conversion feature	$-	$47,143	-	$47,143
Original issue discount	$-	$10,000	-	$10,000
Common stock issued for research and development	$-	$792,000	$-	$792,000

MoneyMinding International  Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
Pro Forma Consolidated
September 30, 2010
 Notes to the Financial Statements
(unaudited)

1.	Organization and Going Concern

Organization

Dakville Corp. (the “Company” or “Dakville”) was incorporated on April 19, 2010 under the laws of the state of Nevada. The Company is in the development stage as defined under Financial Accounting Standards Board Accounting Standards Codification (FASB ASC 915-205) “Development-Stage Entities.”

In December 2010, the Company entered into a share exchange agreement with MoneyMinding International, Inc. (“MoneyMinding”), under which the company acquired 100% of the outstanding shares of MoneyMinding. As a result of the acquisition, the Company has become a leading provider of independent, practical financial training, programs and materials for financial professionals, companies and consumers, integrating behavioral finance into the financial literacy process. The Company maintains executive and operational offices in Canada.

These financial statements have been prepared on a pro forma “as is” basis, assuming the consolidation occurred retroactively to prior periods.

Basis for Consolidation

On December 15, 2010, the Company acquired 100% of the outstanding shares of MoneyMinding International Corporation; MoneyMinding became a wholly owned subsidiary of the Company as a result of the acquisition. The accompanying pro forma consolidated financial statements were prepared assuming the changes resulting from this acquisition were made at inception. All intercompany balances and transactions have been eliminated.

The financial statements of the Company have been prepared in accordance with generally accepted accounting principals (GAAP) in the United States of America and are presented in US Dollars.

MoneyMinding International Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
Financial Statements and Footnotes
December 31, 2010

Balance Sheet

	December 31, 2010	September 30, 2010
ASSETS		(Audited)
Current assets
Cash	$65,462	$16,669
Other receivables	3,005	4,148
Total current assets	68,467	20,817

Total assets	$68,467	$20,817

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$28,167	$24,516
Accounts payable - related parties	358,280	228,787
Due to related parties	132,639	177,027
Convertible debenture (net of unamortized discount
of $12,722 and $29,075, respectively)	72,278	55,925
Total current liabilities	591,365	486,255

Long-Term liabilities
Convertible debenture, (net of unamortized discount
of $17,530 and $20,227, respectively)	32,470	29,773
Total long-term liabilities	32,470	29,773
Total liabilities	623,835	516,028

Stockholders' equity (deficit)
Preferred stock; no par; unlimited shares authorized,	-	-
nil issued and outstanding

Common stock;
$0.000001 par; 50,000,000 authorized; 21,044,543 and
11,749,914 issued and outstanding, respectively	21	12

Additional paid-in capital	1,037,924	886,145
Accumulated other comprehensive loss
Foreign currency translation adjustment	(7,522)	(8,407)
Accumulated deficit during the development stage	(1,585,790)	(1,372,961)
Total stockholders' deficit	(555,367)	(495,211)

Total liabilities and stockholders' deficit	$68,467	$20,817

 MoneyMinding International Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
Financial Statements and Footnotes
December 31, 2010

Income Statement

	From	From inception	From inception
	October 1, 2010 to	(March 30, 2010) to	(March 30, 2010) to
	December 31, 2010	September 30, 2010	December 31, 2010
		(Audited)

Revenues	$8,025	$15,248	$23,273

Operating expenses
Selling general and administrative	38,384	318,669	357,053
Consulting	18,743	142,134	160,877
Research and development	-	792,000	792,000
Salaries and benefits	128,000	109,304	237,304
Sales and marketing	13,575	10,128	23,703
Total operating expenses	198,703	1,372,235	1,570,938

Operating loss	(190,678)	(1,356,987)	(1,547,665)

Interest expense	3,101	8,133	11,234
Amortization of debt discount	19,050	7,841	26,891

Net loss	$(212,829)	$(1,372,961)	$(1,585,790)

Other comprehensive loss
Foreign currency translation adjustment	(885)	8,407	7,522
Total comprehensive loss	$(211,944)	$(1,381,368)	$(1,593,312)

Basic loss per common share	$(0.02)	$(0.12)

Weighted average common
shares outstanding	13,473,015	11,735,775

 MoneyMinding International Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
Financial Statements and Footnotes
December 31, 2010

Cash Flows Statement

	From	From inception	From inception
	October 1, 2010 to	(March 30, 2010) to	(March 30, 2010) to
	December 31, 2010	September 30, 2010	December 31, 2010
		(Audited)
Cash flows from operating activities:
Net loss	$(212,829)	$(1,372,961)	$(1,585,790)
Adjustments to reconcile net loss to net
Changes in operating assets and liabilities:
Amortization of debt discount	19,050	7,841	26,891
Stock issued for research and development	-	792,000	792,000
Changes in operating assets and liabilities
Decrease (increase) in other receivable	1,143	(4,148)	(3,005)
Increase in accounts payable and accrued liabilities	3,651	24,516	28,167
Increase in accounts payable to a related party	129,493	228,787	358,280
Decrease in related party payable	(44,388)	-	(44,388)
Net cash used in operating activities	(103,880)	(323,965)	(427,845)

Cash flows from financing activities:
Proceeds from related party advances	-	177,027	177,027
Proceeds from convertible notes payable	-	125,000	125,000
Proceeds from issuance of common stock	151,788	47,013	198,801
Net cash provided by financing activities	151,788	349,040	500,828

Net change in cash	47,908	25,076	72,984
Effect of changes in exchange rates	885	(8,407)	(7,522)

Cash, beginning of period	16,669	-	-

Cash, end of period	$65,462	$16,669	$65,462

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$2,598	$-
Non cash financing activities
Beneficial conversion feature	$-	$47,143
Original issue discount	$-	$10,000
Common stock issued for research and development	$-	$792,000

MoneyMinding International  Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
December 31, 2010
 Notes to the Financial Statements
(Unaudited)

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of Business –  MoneyMinding International, Corp., (referred to as the “Company”) is a leading provider of independent, practical financial training, programs and materials for financial professionals, companies  and consumers, integrating behavioral finance into the financial literacy process. The Company maintains executive and operational offices in Canada.

Development stage - The Company's financial statements are presented as those of a development stage enterprise in accordance with FASB ASC 915. Activities during the development stage primarily include implementation of the business plan, and obtaining additional debt and/or equity related financing.

History -  MoneyMinding International, Inc. (referred to as “Money Minding Inc.”or the “Acquired”) was incorporated in Alberta, Canada on March 30, 2010. The Company (referred to as the “Acquirer” under the guidance of ARB No. 51), (formerly “Dakville Corp.”) was incorporated on April 19, 2010 under the laws of the state of Nevada.

Acquisition - On December 15, 2010, the Company entered into a share exchange agreement with the shareholders of MoneyMinding, Inc., under which the Company acquired 100% of the issued and outstanding shares of MoneyMinding, Inc. MoneyMinding, Inc. is a provider of independent, practical financial training, programs and materials for financial professionals, companies  and consumers, integrating behavioral finance into the financial literacy process in Canada. As a result of the acquisition, the Company is expected to be a leading provider of these products and services in those markets.

Under the guidance of ASC 805 the Company performed this business combination by offering the consideration of 11,758,383 shares of the Company’s restricted common stock to the shareholders of MoneyMinding, Inc., resulting in  MoneyMinding, Inc. becoming a wholly-owned subsidiary of the Company in a tax-free exchange.

Going Concern - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $1,585,790 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the company cannot continue in existence.

Use of Estimates - The preparation of  financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

MoneyMinding International  Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
December 31, 2010
 Notes to the Financial Statements
(Unaudited)

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (Continued)

Revenue Recognition on Product sales - The Company accounts for its revenue in accordance with ASC 605-25. The company generates revenue through the sale of tangible products such as CD’s, Books and Software as well as through subscription arrangements and live seminars.

Tangible items are available for purchase online. The subscription agreements are sold to both individuals and financial professionals. The subscription agreements are sold to individuals at a monthly fee, though the vast majority of the revenue generated from the sale of subscription agreements comes from subscriptions sold through financial professionals. These professionals pay a one time setup fee and then a monthly subscription fee that is based on the number of clients they subscribe to the service.

The revenue generated from all sales is recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered. Revenue form all sources is recorded using the same unit of accounting.

Other Receivable – Accounts receivable is comprised of recoverable Canadian sales tax.  The carrying amount of accounts receivable is reviewed periodically for collectability.  If  management determines that collection is unlikely, an allowance that reflects management’s best estimate of the amounts that will not be collected is recorded.  Management reviews each accounts receivable balance that exceeds 30 days from the invoice date and, based on an assessment of creditworthiness, estimates the portion, if any, of the balance that will not be collected.  As of December 31, 2010, the Company had not recorded a reserve for doubtful accounts.

Trademarks and Licenses - The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other”. According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

ASC 350-10 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

Income Taxes - The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

MoneyMinding International  Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
December 31, 2010
 Notes to the Financial Statements
(Unaudited)

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (Continued)

Earnings (loss) Per Share - The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share”, Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

In accordance with ASC 260-10-50 we present the balance of  314,286 common shares, which represent the assumed exercised options and warrants to purchase common shares (common stock equivalents) that have not been included in the Diluted earnings (loss) per share calculation because to do so would have been anti-dilutive for the period presented.

Financial Instruments - The fair value of the Company’s financial assets and financial liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

Comprehensive Income - The Company is required to report comprehensive income, which includes net loss as well as changes in equity from non-owner sources.

Foreign Currency Translation - The Company’s functional currency is the Canadian dollar as substantially all of the Company’s operations are in Canada. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”).

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the balance sheet date and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the period.  Translation adjustments from the use of different exchange rates from period to period are included in the Accumulated Other Comprehensive Income account in Stockholders’ Equity, if applicable.  Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses are included in the Statement of Operations and Comprehensive Loss.

Advertising Costs - Advertising costs are expensed as incurred. The company had  $122 and $1,512 in advertising costs included in sales and marketing expenses for the period ending December 31, 2010 and the period from inception (March 30, 2010) to September 30, 2010, respectively.

Research and development costs - Research and development expenses include costs associated with developing brand recognition and expenses associated with product development. Such costs related to product development are included in research and development expense until the point that technological feasibility is reached, which for our service-based products, is generally shortly before the services are offered to the general public through our web site and marketing partners. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products and services. Research and development costs are charged to expense when incurred.

MoneyMinding International  Corp.
(formerly "Dakville Corp.")
(A Development Stage Company)
December 31, 2010
 Notes to the Financial Statements
(Unaudited)

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (Continued)

Recent Accounting Pronouncements -

In April 2010, the FASB issued ASU No. 2010-17, "Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition" (codified within ASC 605 - Revenue Recognition). ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. ASU 2010-17 is effective for interim and annual periods beginning after June 15, 2010. The adoption of ASU 2010-17 is not expected to have any material impact on our financial position, results of operations or cash flows.

In May 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-19 (ASU 2010-19), Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates.  The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the Company's financial position, results of operations or cash flows of the Company.

2.  RELATED PARTY TRANSACTIONS

The Company had liabilities due to founders due on demand totaling $490,919 and $405,814 as of December 31, 2010 and September 30, 2010 respectively. The balances were comprised of the following:

Of the total amount due, there was $132,639 and $177,027 due as of December 31, 2010 and September 30, 2010, respectively. These balances were created from advances made by three corporate officers to pay corporate expenses. These amounts are non-interest bearing, due on demand, and unsecured.

Of the total amount due, there was $358,280 and $228,787 due as of December 31, 2010 and September 30, 2010, respectively. These balances are due to three officers of the Company as accrued payroll. These balance is accruing 10% annually and is unsecured. The provisions of the employment contracts allow the accrued payroll or any portion thereof to be converted into common stock at a 50% discount to market at the discretion of the Company.

On November 11, 2010, the Company entered into a loan agreement with a Shareholder of the Company in the amount of $2,248. This loan was created in regards to the payment of the Company’s initial startup costs. The loan is at zero interest and payable when the board of the Company agrees that there are sufficient funds available for repayment or if the Company has generated more than $200,000; whichever comes first.

Office Rental - On April 1, 2010, the Company entered into an indefinite rental agreement with two officers of the Company: Nancy Boisvert and Tracy Piercy for home office space.  The  agreements call for a $1,000 monthly payment to Piercy and a $300 monthly payment to Boisvert.

The Company paid $3,952 and $7,557 for office rent during the period ending December 31, 2010 and from inception (March 30, 2010) to September 30, 2010, respectively.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the registration, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$15.86
Printing and General Expenses	90.00
Accounting Fees and Expenses	10,000.00
Legal and Consulting Fees	20,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	1,000.00
TOTAL	$31,105.86

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Bylaws filed as Exhibit 3.2 to this registration statement.

2.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

•
On April 19, 2010, we issued 5,000,000 shares to Tracy Piercy, at $0.00001 for total cash proceeds of $50.00. These shares were issued pursuant to the exemption from registration set forth either under Regulation S or Regulation D, Rule 506, promulgated under the Securities Act of 1933.

•
In May 2010, we issued an aggregate 1,584,000 shares at $0.00000038 in exchange for research and development costs. These shares were valued at $0.50 per share. These shares were issued pursuant to the exemption from registration set forth under either Regulation S or Regulation D, Rule 506, promulgated under the Securities Act of 1933.

•
During April 2010 through September 2010, we issued a total of 84,000 shares of restricted common stock at $0.50 for $42,000. These shares were issued pursuant to the exemption from registration set forth either under Regulation S or Regulation D, Rule 506, promulgated under the Securities Act of 1933.

•
During July 2010, we issued 6,667 shares of restricted common stock at $0.75 per share for $5,000 in cash proceeds. These shares were issued pursuant to the exemption from registration set forth either under Regulation S or Regulation D, Rule 506, promulgated under the Securities Act of 1933.

•
During October 2010, we issued 25,000 shares of restricted common stock at $0.20 for $5,000 in cash proceeds. These shares were issued pursuant to the exemption from registration set forth either under Regulation S or Regulation D, Rule 506, promulgated under the Securities Act of 1933.

•
During November 2010, we issued 1,298,000 shares of restricted common stock to a group of private investors at $0.00001 per share for total cash proceeds of $11.68. These shares were issued pursuant to the exemption from registration set forth either under Regulation S or Regulation D, Rule 506, promulgated under the Securities Act of 1933.

•
During November 2010, we issued a further 2,988,160 shares of restricted common stock at $0.05 per share for total cash proceeds of $149,408. These shares were issued pursuant to the exemption from registration set forth either under Regulation S or Regulation D, Rule 506, promulgated under the Securities Act of 1933.

•
On December 15, 2010, we entered into the Share Exchange Agreement wherein we acquired 100% of the total issued and outstanding shares of MoneyMinding International Inc. and issued an aggregate of 11,758,382 shares of our common stock the shareholders of MoneyMinding International Inc. This transaction resulted in MoneyMinding becoming our wholly-owned subsidiary.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in December 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

(A)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(B)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(C)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 16.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1	Articles of Incorporation.

3.1.1	Certificate of Amendment filed with the Nevada Secretary of State on November 8, 2010.

3.1.2	Certificate of Amendment filed with the Nevada Secretary of State on February __, 2011.

3.2	Bylaws.

4.1	Specimen Stock Certificate. (To be provided)

5.1	Opinion of Diane D. Dalmy, Attorney at Law

10.1	Share Exchange Agreement dated December 15, 2010 among Dakville Corp., MoneyMinding International Inc. and the shareholders of MoneyMinding International Inc.

10.2	Employment Agreement dated April 15, 2010 between MoneyMinding International Inc. and Tracy Piercy.

10.3	Employment Agreement dated April 15, 2010 between MoneyMinding International Inc. and Nancy Boisvert.

10.4	Intellectual Property Sale Agreement among MoneyMinding Ingternational Inc., Special Note Holders of MoneyMinding Inc. and MoneyMinding Inc. dated May 4, 2010.

23.1	Consent of De Joya Griffith & Company, LLC for MoneyMinding

23.2	Consent of Diane D. Dalmy, Attorney at Law (see Exhibit 5)

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Calgary, Alberta, Canada on this 11th day of  February, 2011.

MONEYMINDING INTERNATIONAL CORPORATION

BY:	/s/Tracy Piercy
Tracy Piercy, Chief Executive Officer and a member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Tracy Piercy	Chief Executive Officer and a Member of the	April 13 , 2011
Tracy Piercy	Board of Directors

/s/ Nancy Boisvert
Nancy Boisvert	President and a Member of the Board of Directors	April 13 , 2011

/s/ Douglas Frankiw
Douglas Frankiw	Member of the Board of Directors	April 13 , 2011

/s/ Eric Watchorn
Eric Watchorn	Member of the Board of Directors	April 13 , 2011

EXHIBITS INDEX

Exhibit No.	Document Description

3.1	Articles of Incorporation and amendments.

3.2	Bylaws.

4.1	Specimen Stock Certificate.(To be provided)

5.1	Opinion of Diane D. Dalmy, Attorney at Law

10.1	Share Exchange Agreement dated December 15, 2010 among Dakville Corp., MoneyMinding International Inc. and the shareholders of MoneyMinding International Inc.

10.2	Employment Agreement dated April 15, 2010 between MoneyMinding International Inc. and Tracy Piercy.

10.3	Employment Agreement dated April 15, 2010 between MoneyMinding International Inc. and Nancy Boisvert.

23.1	Consent of De Joya Griffith & Company, LLC.

23.2	Consent of Diane D. Dalmy, Attorney at Law (see Exhibit 5)